Exhibit 10.23

Execution Copy

LICENSE, CO-DEVELOPMENT

AND CO-COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

ARQULE, INC.

and

DAIICHI SANKYO CO., LTD

December 18, 2008

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY AN “*”.

i

	6.2	Right to Sublicense	74
	6.3	No Other Rights	75
	6.4	Exclusivity	75
	6.5	Use of Third Party Technology	76

7.	INTELLECTUAL PROPERTY RIGHTS		77
	7.1	ARQULE Intellectual Property Rights	77
	7.2	DS Intellectual Property Rights	77
	7.3	Joint Intellectual Property Rights	77
	7.4	Patent Coordinators	78
	7.5	Inventorship	78

8.	FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS		79
	8.1	Patent Filing, Prosecution and Maintenance	79
	8.2	Legal Actions	82

9.	TERM AND TERMINATION		86
	9.1	Term	86
	9.2	Termination	86
	9.3	Consequences of Termination of Agreement	88
	9.4	Surviving Provisions	92

10.	REPRESENTATIONS AND WARRANTIES		92
	10.1	Mutual Representations and Warranties	92
	10.2	Additional Representations of ARQULE	93
	10.3	Covenants of DS Relating to Existing License Agreement	94

11.	INDEMNIFICATION		95
	11.1	Indemnification of ARQULE by DS	95
	11.2	Indemnification of DS by ARQULE	95
	11.3	Conditions to Indemnification	96
	11.4	Warranty Disclaimer	96
	11.5	No Warranty of Success	96
	11.6	Limited Liability	97

12.	MISCELLANEOUS		97
	12.1	Arbitration	97
	12.2	Notices	98
	12.3	Governing Law	99
	12.4	Binding Effect	100
	12.5	Headings	100
	12.6	Counterparts	100
	12.7	Amendment; Waiver	100
	12.8	No Third Party Beneficiaries	100
	12.9	Purposes and Scope	100
	12.10	Assignment and Successors	101
	12.11	Force Majeure	101

ii

12.12	Interpretation	101
12.13	Integration; Severability	101
12.14	Further Assurances	102
12.15	Effective Date	102

List of Schedules

Schedule 1	Description of ARQ 197
Schedule 2	ARQULE Patent Rights
Schedule 3	Material Terms to be Included in Co-Commercialization Agreement

iii

LICENSE, CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

This LICENSE, CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of December 18, 2008 (the “Execution Date”) and effective as of the Effective Date (as defined below), by and between ArQule, Inc., a Delaware corporation with offices at 19 Presidential Way, Woburn, Massachusetts 01801 (“ARQULE”), and Daiichi Sankyo Co., Ltd, a Japanese company organized under the laws of Japan with offices at 3-5-1 Nihonbashi Honcho, Chuo-ku, Tokyo 103-8426, Japan (“DS”).  Each of DS and ARQULE is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, ARQULE has developed and controls certain technology and proprietary materials related to its proprietary compound ARQ 197 and is engaged in the research, development and commercialization of human therapeutics; and

WHEREAS, DS is engaged in the research, development and commercialization of human therapeutics; and

WHEREAS, the Parties desire to enter into a collaboration for the purpose of developing and commercializing products containing ARQ 197 for the prevention, diagnosis, delay and treatment of cancer.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and in Schedule 3 attached hereto shall have the meanings specified.

1.1                                 “AAA” means the American Arbitration Association.

1.2                                 “Acceptance” means, with respect to a Drug Approval Application filed for a Product (a) in the United States, the receipt of written notice from the FDA in accordance with

21 CFR 314.101(a)(2) that such Drug Approval Application is officially “filed”, and (b) in the European Union, receipt of written notice of acceptance by the EMEA of such Drug Approval Application for filing under the centralized European procedure; provided, that, if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such Drug Approval Application by the applicable Regulatory Authority in any Major European Country.

1.3                                 “Adverse Event” means any unfavorable and unintended change in the structure (signs), function (symptoms), or chemistry (laboratory data), of the body temporally associated with the use of a Licensed Product, whether or not considered related to the use of such Licensed Product.  Changes resulting from normal growth and development which do not vary significantly in frequency or severity from expected levels are not Adverse Events.

1.4                                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more affiliates, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.5                                 “Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of the Net Sales for such Calendar Year.

1.6                                 “API” means the active pharmaceutical ingredient known as ARQ 197 and/or any other Collaboration Compound Developed and Commercialized under this Agreement.

1.7                                 “Applicable Laws” means any Federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.8                                 “Approved Non-Cancer Indication” means any Non-Cancer Indication which the Parties agree to add to the Field pursuant to Section 3.13.

1.9                                 “ARQ 197” means the c-Met Inhibitor Controlled by ARQULE and described more fully on Schedule 1 attached hereto.

1.10                           “ARQULE Background Technology” means any Technology that is used by ARQULE, or provided by ARQULE for use, in the Development Program or that is disclosed by ARQULE to DS or of which DS otherwise becomes aware solely as a result of this Agreement and that is (a) Controlled by ARQULE as of the Effective Date, or (b) conceived or first reduced to practice by employees of, or consultants to, ARQULE after the Effective Date other than in the conduct of ARQULE Development Activities and without the use in any material respect of any DS Technology, DS Patent Rights or DS Materials.  For purposes of clarity, ARQULE Background Technology shall not include ARQULE Program Technology or ARQULE’s interest in Joint Technology, but shall include all Technology relating to the mechanism of inhibition of ARQ 197.

1.11                           “ARQULE Co-Commercialization Activities” means, with respect to each Co-Commercialized Licensed Product, the Commercialization activities specified to be conducted by ARQULE in the Co-Commercialization Territory in any Product Commercialization Plan applicable thereto (or amendment thereto) and/or in the Co-Commercialization Agreement.

1.12                           “ARQULE Cost-Sharing Percentage” means fifty percent (50%).

1.13                           “ARQULE Decision” means all decisions concerning *.

1.14                           “ARQULE Development Activities” means all Development activities (including without limitation all Development activities conducted with respect to Co-Commercialized Licensed Products) specified to be conducted by ARQULE in any Global Development Plan (or any amendment thereto), as well as all Development activities conducted by ARQULE not specified in a Global Development Plan but approved by the JSC as a Unanimous Decision.

1.15                           “ARQULE Materials” means any Proprietary Materials that are Controlled by ARQULE and used by ARQULE, or provided by ARQULE for use, in the Development Program.  For purposes of clarity, ARQULE Materials shall include the Collaboration Compounds.

1.16                           “ARQULE Patent Rights” means any Patent Rights that contain one or more claims that cover ARQULE Technology, including, but not limited to, the Patent Rights listed in Schedule 2 attached hereto.  For purposes of clarity, ARQULE Patent Rights includes all ARQULE Program Patent Rights.

1.17                           “ARQULE Program Patent Rights” means any Patent Rights Controlled by ARQULE that contain one or more claims that cover ARQULE Program Technology.

1.18                           “ARQULE Program Technology” means (a) any Product Technology; (b) any Program Technology that is conceived or first reduced to practice by employees of, or consultants to, ARQULE, alone or jointly with any Third Party, without the use in any material respect of any DS Technology, DS Patent Rights, DS Materials or Joint Technology; and (c) all Collaboration Compounds.

1.19                           “ARQULE Technology” means, collectively, ARQULE Background Technology and ARQULE Program Technology.

1.20                           “Asian Territory” means Japan, China (including Hong Kong), South Korea and Taiwan.

1.21                           “Back-Up Compound” means any c-MET Inhibitor * or any other c-MET Inhibitor that has been discovered or, is discovered during the Term, by ARQULE, DS or jointly by ARQULE and DS, (as designated by the JSC, pursuant to Section 3.2, to use Commercially Reasonable Efforts to deliver a Back-Up Compound) and that is designated by the JSC for further Development as a Back-Up Compound pursuant to Section 3.2.

1.22                           “Business Day” means any day on which banking institutions in New York, New York and Tokyo are open for business.

1.23                           “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.24                           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.25                           “Cancer Indication” means any and all Indications for cancer or metastasis.

1.26                           “Challenge” means any challenge to the validity or enforceability of any of the ARQULE Patent Rights, including without limitation by (a) filing a declaratory judgment action in which any of the ARQULE Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any of the ARQULE Patent Rights pursuant to 35 U.S.C. §302 and/or §311, or provoking an interference with an application for any of the ARQULE Patent Rights pursuant to 35 U.S.C. §135; or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the ARQULE Patent Rights in any country.

1.27                           “Clinical Trial” means a clinical study of a Licensed Product involving the administration of such Licensed Product to patients for any Targeted Indication, and includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial and Phase 5 Clinical Trial, as applicable.

1.28                           “c-MET Inhibitor” means ARQ 197 and any therapeutic agent that binds the c-MET RTK and inhibits *.

1.29                           “Co-Commercialize” or “Co-Commercialization Activities” means with respect to any Co-Commercialized Licensed Product, the joint Detailing of such Co-Commercialized Licensed Product in the Co-Commercialization Territory using a coordinated sales force consisting of representatives of both Parties.

1.30                           “Co-Commercialization Territory” means the U.S. Territory.

1.31         “Collaboration” means the alliance of ARQULE and DS established pursuant to this Agreement for the purposes of Developing Collaboration Compounds and Licensed Products and Commercializing Licensed Products in the Field in the Territory.

1.32         “Collaboration Compound” means, collectively, ARQ 197 and any Back-Up Compound, as well as any * or other compositions consisting of ARQ 197 or any Back-Up Compound *.

1.33         “Commercially Reasonable Efforts” means (a) with respect to activities of ARQULE in the Development Program and/or in the Commercialization of any Co-Commercialized Licensed Product, the efforts and resources comparable to those undertaken by ARQULE in pursuing intellectual property protection and the research, discovery or commercialization of proprietary materials and the development of product candidates, as applicable, that are not subject to the Collaboration and that are at an equivalent stage of development or commercialization and have similar market potential and are at a similar stage in their lifecycle; and (b) with respect to activities of DS in the Development Program, the Development of a particular Licensed Product or the Commercialization of a particular Licensed Product (including any Co-Commercialized Licensed Product), the efforts and resources comparable to those undertaken by DS in pursuing intellectual property protection and development of product candidates and commercialization of products, as applicable, that are not subject to the Collaboration and that are at an equivalent stage of development or commercialization and have similar market potential and are at a similar stage in their lifecycle.  For purposes of both (a) and (b) above, all relevant factors as measured by the facts and circumstances at the time such efforts are due shall be taken into account, including, as applicable and without limitation, mechanism of action; efficacy and safety; product profile; actual or anticipated Regulatory Authority approved labeling; and the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity; cost, time required for and likelihood of obtaining Commercialization Regulatory Approval; competitiveness of alternative products and market conditions; actual or projected profitability and availability of capacity to manufacture and supply for commercial sale).

1.34         “Commercialization” or “Commercialize” means any and all activities directed to the commercialization of a Licensed Product after Commercialization Regulatory Approval has been obtained, including marketing, development and scale-up of processes for Manufacture of API and Licensed Product for commercial sale, Manufacturing for commercial sale, promoting, detailing, distributing, offering to sell and selling a Licensed Product, importing a Licensed Product for sale under the Product Trademarks selected by DS, conducting post-marketing human clinical studies and interacting with Regulatory Authorities regarding the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.35         “Commercialization Regulatory Approval” means, with respect to any Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product for use for a Targeted Indication in the Field in a country or region in the Territory, as well as, to the extent required by Applicable Laws for the sale of the Licensed Product, Pricing Approvals and government reimbursement approvals.  For purposes of clarity, (a) “Commercialization Regulatory Approval” in the United States means final approval of an NDA or sNDA permitting marketing of the applicable Licensed Product in interstate commerce in the United States; (b) “Commercialization Regulatory Approval” in the European Union means marketing authorization for the applicable Licensed Product granted either by a Regulatory Authority in any Major European Country or by the EMEA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended, together, if required by Applicable Laws, with the first Price approval and government reimbursement approval for the applicable Licensed Product granted by a Regulatory Authority in any Major European Country; and (c) “Commercialization Regulatory Approval” in any country outside of the United States or the European Union means the equivalent approval in such country.

1.36         “Committee” means, collectively, the JSC and the JDC, or any other committee or sub-committee to be established hereunder.

1.37         “Completion” means, with respect to any Clinical Trial, the date on which all material data reasonably expected to be derived therefrom has been generated and the final study report with respect thereto has been finalized.

1.38         “Confidential Information” means (a) with respect to ARQULE, all tangible embodiments of ARQULE Technology, (b) with respect to DS, all tangible embodiments of DS Technology and (c) with respect to each Party, (i) all tangible embodiments of Joint Technology and (ii) all information, Technology and Proprietary Materials that are disclosed or provided by or on behalf of such Party (the “disclosing Party”) to the other Party (the “receiving Party”) or to any of the receiving Party’s employees, consultants, Affiliates, sublicensees or Third Party subcontractors hereunder or of which the receiving Party or any of its employees, consultants, Affiliates, sublicensees or Third Party subcontractors has become aware or hereafter becomes aware solely as a result of this Agreement; provided, that, none of the foregoing shall be Confidential Information if: (A) as of the date of disclosure, it is known to the receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such receiving Party; (B) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the receiving Party; (C) it is obtained by the receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (D) it is independently developed by or for the receiving Party without reference to or use of any Confidential Information of the disclosing Party as demonstrated by contemporaneous credible written documentation.  For purposes of clarity, unless excluded from Confidential Information pursuant to the proviso at the end of the preceding sentence, any scientific, technical or financial information of a Party that is disclosed at any meeting of any Committee or disclosed through an audit report shall constitute Confidential Information of the disclosing Party.  Subject to the rights of the Parties to make disclosures as set forth in Article 5, the terms of this Agreement shall constitute Confidential Information of each Party.  Notwithstanding the proviso (A), (C) and (D) at the end of the third preceding sentence, all Mechanism of Inhibition Information shall be ARQULE Confidential Information.

1.39         “Control” or “Controlled” means (a) with respect to Technology (other than Proprietary Materials) or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of additional consideration to, and without violating the terms of, any agreement or arrangement with, any Third Party and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party and without violating any Applicable Laws.

1.40         “Detail” means with respect to a Co-Commercialized Licensed Product, an interactive, live, face-to-face contact of a Representative within the Co-Commercialization Territory with a medical professional with prescribing authority or other individuals or entities that have a significant impact or influence on prescribing decisions, in an effort to increase physician prescribing preferences of such Co-Commercialized Licensed Product for its approved uses within the Co-Commercialization Territory.  When used as an adjective, “Detailing” means of or related to performing Details.

1.41         “Development” or “Develop” means, with respect to each Collaboration Compound and/or Licensed Product (including without limitation any Co-Commercialized Licensed Product), all non-clinical and clinical activities performed in order to develop formulations or forms of a Licensed Product and/or to obtain Regulatory Approval of a Licensed Product (including without limitation any Co-Commercialized Licensed Product) derived from such Collaboration Compound or Licensed Product in accordance with this Agreement.  For purposes of clarity, these activities include, without limitation, in vivo animal testing, preclinical safety testing, test method development and stability testing, regulatory toxicology studies, formulation, process development for Manufacturing of API and Licensed Product for use in Clinical Trials, scale-up of processes for Manufacturing of API and Licensed Product for use in Clinical Trials, quality assurance/quality control development, statistical analysis and report writing, clinical trial design and operations, the conduct of Clinical Trials (including the Manufacturing API and Licensed Product for use in Clinical Trials), regulatory toxicology studies, drug metabolism and pharmacokinetics studies, preparing and filing Drug Approval Applications, the conduct of Regulatory Activities related to the foregoing, consultation to key opinion leaders or outside experts (e.g. KOL meeting), and certain activities to be performed by the commercial function of the Parties for supporting Development (e.g., market research).  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.42         “Development Costs” means all out-of-pocket costs and internal costs incurred by a Party (or for its account by an Affiliate or a Third Party) on or after the earlier of the Execution Date or January 1, 2009 that are generally consistent with the respective Development activities of such Party in the applicable Global Development Plan and are attributable to the Development of a Licensed Product.  For purposes of clarity, Development Costs includes all External Development Costs and all Other Development Costs.

1.43         “Development Program” means the Development activities to be conducted during the Term with respect to each Collaboration Compound and Licensed Product (including without limitation Co-Commercialized Licensed Products) pursuant to the Global Development Plans, with the objective of developing such Collaboration Compound into a Licensed Product.

1.44         “DMF” means a Drug Master File maintained with the FDA or its equivalent maintained with a Regulatory Authority in other countries within the Territory.

1.45         “Drug Approval Application” means, with respect to each Licensed Product in a particular country or region, an application for Commercialization Regulatory Approval for such Licensed Product in such country or region, including without limitation: (a) an NDA or sNDA; (b) a counterpart of an NDA or sNDA in any country or region in the Territory; and (c) all supplements and amendments to any of the foregoing.

1.46         “DS Background Technology” means any Technology that is used by DS, or provided by DS for use, in the Development Program or that is disclosed by DS to ARQULE or of which ARQULE otherwise becomes aware solely as a result of this Agreement and that is (a) Controlled by DS as of the Effective Date, or (b) conceived or first reduced to practice by employees of, or consultants to, DS after the Effective Date other than in the conduct of DS Development Activities and without the use in any material respect of any Collaboration Compounds, ARQULE Technology, ARQULE Patent Rights or ARQULE Materials.  For purposes of clarity, DS Background Technology shall not include DS Program Technology or DS’s interest in Joint Technology.

1.47         “DS Cost-Sharing Percentage” means fifty percent (50%).

1.48         “DS Decision” means any decision with respect to the *.

1.49         “DS Development Activities” means all Development activities (including without limitation all Development activities conducted with respect to Co-Commercialized Licensed Products) specified to be conducted by DS in any Global Development Plan (or any amendment thereto), as well as all Development activities conducted by DS not specified in a Global Development Plan but approved by the JSC as a Unanimous Decision.

1.50         “DS Materials” means any Proprietary Materials that are Controlled by DS and used by DS, or provided by DS for use, in the Development Program.

1.51         “DS Patent Rights” means any Patent Rights Controlled by DS that contain one or more claims that cover DS Technology.

1.52         “DS Program Patent Rights” means any Patent Rights Controlled by DS that contain one or more claims that cover DS Program Technology.

1.53         “DS Program Technology” means any Program Technology that (a) is not ARQULE Program Technology or Joint Technology and (b) is conceived or first reduced to practice by employees of, or consultants to, DS, alone or jointly with any Third Party, without the use in any material respect of any ARQULE Technology, ARQULE Patent Rights, ARQULE Materials or Joint Technology.

1.54         “DS Technology” means, collectively, DS Background Technology and DS Program Technology.

1.55         “Effective Date” means the date of satisfaction of the HSR Conditions with respect to the transactions contemplated by this Agreement.

1.56         “EMEA” means the European Medicines Agency or any successor agency or authority thereto.

1.57         “European Union” or “EU” means the countries of the European Union, as the European Union is constituted as of the Effective Date and as it may be expanded from time to time during the Term.

1.58         “Execution Date” means the date set forth in the first recital above.

1.59         “Existing License Agreement” means the License Agreement dated as of April 27, 2007 by and between ARQULE and Kyowa with respect to the Asian Territory.

1.60         “External Development Costs” means any out-of-pocket external Development Costs incurred by a Party (or for its account by an Affiliate) on or after the earlier of the Execution Date or January 1, 2009 and that are payable to any Third Party.  For purposes of clarity, External Development Costs (a) shall only include the actual amounts paid by a Party to a Third Party for specific Development activities conducted by such Third Party applicable to a Licensed Product, including, without limitation all filing fees required for, and other costs associated with, the conduct of Regulatory Activities and Clinical Trials applicable to any Licensed Product; and (b) shall not include any internal costs incurred by a Party (or for its account by an Affiliate) on or after the earlier of the Execution Date or January 1, 2009 that are attributable to the Development of a Licensed Product.

1.61         “FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.62         “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.63         “Field” means the treatment and prevention in humans of all Targeted Indications.

1.64         “First Co-Commercialization Option Period” means, with respect to each Licensed Product, the period commencing on the Effective Date and continuing until * (*) days following the date that the Last Patient/Last Visit Notice is received by ARQULE.

1.65         “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale, transfer or disposition for value or for an end user of such Licensed

Product in such country.  For purposes of clarity, the use of any Licensed Product in Clinical Trials or the disposal or transfer of Licensed Products for a bona fide charitable purpose or a commercially reasonable sampling program, shall not be deemed to be a sale, transfer or disposition for value or for an end user, with respect to a Licensed Product in a country in the Territory.

1.66         “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.67         “Global Development Plan” means, with respect to each Collaboration Compound and Licensed Product, the written plan for, and budget applicable to, the Development activities to be conducted for such Collaboration Compound and Licensed Product for the Territory, as such written plan may be amended, modified or updated in accordance with Section 3.1.2.

1.68         “Global Pricing Policy” means the establishment of the range of published prices for Licensed Products throughout the Territory.

1.69         “GLP” means the then current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of foreign jurisdictions, comparable regulatory standards promulgated or endorsed by the applicable Regulatory Authority, including those procedures contemplated by any Regulatory Filings.

1.70         “GMP” means current Good Manufacturing Practices that apply to the Manufacture of API and Clinical Product, including, without limitation, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210, 211 and 600-680, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA.

1.71         “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.72         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.73         “IND” means: (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.74         “Indication” means any human disease or condition which can be treated, prevented, cured or the progression of which can be delayed.  For purposes of clarity, distinctions between human indications, diseases or conditions with respect to a Licensed Product shall be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, the “ICD10”).

1.75         “Initiation” means, with respect to a Clinical Trial, the first date that a subject or patient is dosed in such Clinical Trial.

1.76         “Joint Decision” means (a) any decision as set forth in Section 3.1.4(b); (b) any decision set forth in Section 3.14; (c) any decision set forth in Section 3.15; and (d) any other decision designated as a Joint Decision herein.

1.77         “Joint Development Committee” or “JDC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.2.

1.78         “Joint Finance Committee” or “JFC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.4.

1.79         “Joint Life Cycle Management Committee” or “JLCMC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.3.

1.80         “Joint Patent Rights” means Patent Rights that contain one or more claims that cover Joint Technology.

1.81         “Joint Steering Committee” or “JSC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.1.

1.82         “Joint Technology” means any Program Technology, other than Product Technology and Collaboration Compounds, that is (a) jointly conceived or reduced to practice by one or more employees of or consultants to DS and one or more employees of or consultants to ARQULE, (b) conceived or first reduced to practice solely by one or more employees of, or consultants to, a Party resulting from the use in any material respect of any (i) Joint Technology or (ii) Patent Rights, Technology or Proprietary Materials Controlled by the other Party.

1.83         “Key Regulatory Filings” means (a) any IND, NDA, sNDA, other Drug Approval Applications, application for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and counterparts to the foregoing in the EU or any Major European Country, periodic safety update reports, and briefing documents presented to the FDA, the EMEA or any Regulatory Authority in any Major European Country, (b) all supplements and amendments to any of the foregoing, and (c) any Regulatory Filing relating to the Licensed Product label, Targeted Indications, warnings, side effects and precautions.

1.84         “Kyowa” means Kyowa Hakko Kirin Co., Ltd.

1.85         “Last Patient/Last Visit” means the date on which the last patient has his or her last visit (either for therapeutic or follow-up purposes) during a Phase 3 Clinical Trial.

1.86         “Licensed Patent Rights” means any ARQULE Patent Rights and ARQULE’s interest in Joint Patent Rights that (a) contain one or more claims that cover any Collaboration Compound or Licensed Product, including its manufacture or its formulation or a method of its delivery or of its use, or (b) are necessary or useful for DS to exercise the licenses granted to it hereunder.

1.87         “Licensed Product” means any pharmaceutical or medicinal item, substance or formulation that contains, incorporates, comprises or is derived from a Collaboration Compound.

1.88         “Licensed Technology” means any ARQULE Technology and ARQULE’s interest in Joint Technology that (a) relates to any Collaboration Compound or Licensed Product, including its manufacture or its formulation or a method of its delivery or of its use; and (b) is necessary or useful for DS to exercise the licenses granted to it hereunder.

1.89         “Major European Country” means each of the United Kingdom, Germany, France, Italy and Spain.

1.90         “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Collaboration Compounds and/or Licensed Products.

1.91         “Manufacturing Cost” means with respect to any Licensed Product Manufactured by or on behalf of a Party, such Party’s costs of Manufacturing such Licensed Product, which shall be the sum of the following components: (a) direct costs, including manufacturing labor and materials directly used in Manufacturing such Licensed Product by such Party or its Affiliates and allocated supervisory costs of the manufacturing department; (b) direct labor and allocated supervisory costs of non-manufacturing departments (such as quality and regulatory) attributable to such Licensed Product; (c) an allocation of depreciation of facilities, machinery and equipment used in Manufacture of Licensed Product; (d) toll process and other charges incurred by such Party or its Affiliates for outsourcing the Manufacture of the Licensed Product and the cost of supervising and managing the Third Party manufacturers, and of receipt, incoming inspections, storage, packaging, handling quality control testing and release of the outsourced items; (e) allocated general and administrative costs, including, without limitation, purchasing, human resources, payroll, legal, maintenance, information system and accounting, attributable to such Licensed Product; and (f) any other reasonable and customary out-of-pocket costs borne by such Party or its Affiliates for the testing, transport, customs clearance, duty, insurance and/or storage of such Licensed Product.  For purposes of clarity, all allocations under this Section shall be based on space occupied or head-count or other activity-based method.

1.92         “Manufacturing Development” means, with respect to a Collaboration Compound and/or Licensed Product, all activities related to the optimization of a commercial-grade Manufacturing process for the Manufacture of such Collaboration Compound and/or Licensed Product including, without limitation, test method development and stability testing, formulation, validation, productivity, trouble shooting and next generation formulation, process development, Manufacturing scale-up, strain improvements, development-stage Manufacturing, and quality assurance/quality control development.

1.93         “Mechanism of Inhibition Information” means any information or Technology relating to, or arising out of, the mechanism by which ARQ 197, any Back-Up Compound or any proposed Back-Up Compound inhibits *, including without limitation, any information or Technology relating to the binding of ARQ 197, any Back-Up Compound or any proposed Back-Up Compound to its target.

1.94         “MiT Tumor” means a microphthalmia transcription factor tumor, including clear cell sarcoma, alveolar soft part sarcoma and renal call carcinoma.

1.95         “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Product in the United States.

1.96         “Net Sales” means the gross amount billed or invoiced by DS or any of its Affiliates or Sublicensees to Third Parties throughout the Territory for sales or other dispositions or transfers for value of Licensed Products less (a) allowances for normal and customary trade, quantity and cash discounts (including discounts imposed by way of wholesaler fees) actually allowed and taken, (b) transportation, insurance and postage charges, if prepaid by DS or any Affiliate or Sublicensee of DS and included on any such party’s bill or invoice as a separate item, (c) credits, rebates, returns pursuant to agreements (including, without limitation, managed care agreements) or government regulations, to the extent actually allowed, and (d) sales, use and other consumption taxes similarly incurred to the extent included on the bill or invoice as a separate item.  In addition, Net Sales are subject to the following:

(i)            If DS or any of its Affiliates or Sublicensees effects a sale, disposition or transfer of a Licensed Product to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Sales of such Licensed Product to such customer shall be deemed to be the “fair market value” of such Licensed Product.  For purposes of this subsection, “fair market value” shall mean the value that would have been derived had such Licensed Product been sold as a separate product to another customer in the country concerned on customary commercial terms.

(ii)           In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on “bundles” of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products or such other reasonable allocation method as the Parties shall agree.

(iii)          For purposes of clarity, use of any Licensed Product in Clinical Trials, pre-clinical studies or other research or development activities, or disposal or transfer of Licensed Products for a bona fide charitable purpose or a commercially reasonable sampling program, shall not give rise to any Net Sales.

(iv)          Net Sales shall not include sales or transfers between DS and its Affiliates or Sublicensees unless the Licensed Product is consumed by the Affiliate or Sublicensee.

1.97         “Non-Cancer Indication” means any Indication that is not a Cancer Indication.

1.98         “Ongoing Regulatory Filing” means the Regulatory Filing with respect to ARQ-197 filed by or on behalf of ARQULE as of the Effective Date.

1.99         “Other Development Costs” means any Development Costs incurred by a Party (or for its account by an Affiliate) on or after the earlier of the Execution Date or January 1, 2009 that are not External Development Costs.

1.100       “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.  Patent Rights shall include pediatric exclusivity attached to issued patents pursuant to 21 U.S.C. 355a (Section 505A of the FDCA) and pediatric exclusivity under analogous laws in countries other than the United States of America.

1.101       “Permitted Transactions” means any agreement by and between a Party and (a) any Third Party pursuant to which such Third Party conducts contract services permitted pursuant to Section 6.2.1 of this Agreement or (b) any Third Party non-profit or academic institution, which agreement provides for the grant to the Party entering into the agreement of all rights to Technology and Patent Rights relating to the use of Collaboration Compounds that are conceived or reduced to practice by the Third Party non profit or academic institution under such agreement, with the right to sublicense to the other Party.

1.102       “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.103       “Phase 1 Clinical Trial” means a Clinical Trial in humans conducted in normal volunteers or in patients, to get information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. § 312.21(a).  Any clinical trial in any country that would satisfy the requirements of 21 CFR § 312.21(a) shall be a Phase 1 Clinical Trial.

1.104       “Phase 2 Clinical Trial” means, as to a particular Licensed Product for any Targeted Indication, a Clinical Trial in humans of the safety and/or dose ranging and/or efficacy of such Licensed Product, which is prospectively designed to generate sufficient data (if successful) to commence Phase 3 Clinical Trials, as further defined in Federal Regulation 21 C.F.R. § 312.21(b).  Any clinical trial in any country that would satisfy the requirements of 21 CFR § 312.21(b) shall be a Phase 2 Clinical Trial.

1.105       “Phase 3 Clinical Trial” means, a Clinical Trial in humans of the efficacy and safety of a Licensed Product, which is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular indication in a manner sufficient to file an NDA or other Drug Approval Application to obtain regulatory approval to market the Licensed Product, as further defined in Federal Regulation 21 C.F.R. § 312.21(c); provided that if the results of any Clinical Trial are used as the basis for filing a Drug Approval Application, then such Clinical Trial will be deemed to be a Phase 3 Clinical Trial, whether or not it meets the requirements of 21C.F.R §312.21(c).  Any clinical trial in any country that would satisfy the requirements of 21 CFR § 312.21(c) shall be a Phase 3 Clinical Trial.

1.106       “Phase 4 Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Licensed Product in the Territory.

1.107       “Phase 5 Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and not required as a condition to, or for the maintenance of, any Regulatory Approval for a Licensed Product in the Territory.  For purposes of clarity, Phase 5 Clinical Trials are commonly referred to as “marketing” Clinical Trials.

1.108       “Phase 2 Development Activities” means, with respect to each Collaboration Compound, all clinical Development activities conducted by the Parties in accordance with any Global Development Plan up to and including the Completion of Phase 2 Clinical Trials, including without limitation, the conduct of activities related to the Manufacture of Collaboration Compounds for such Phase 2 Clinical Trials.

1.109       “Phase 3 Development Activities” means, with respect to each Collaboration Compound, all clinical Development activities conducted by the Parties in accordance with any Global Development Plan with respect to Phase 3 Clinical Trials of such Collaboration Compound and including the Completion of Phase 3 Clinical Trials, including without limitation, the conduct of activities related to the Manufacture of Collaboration Compounds for such Phase 3 Clinical Trials.

1.110       “Post-Registration Activities” means, with respect to each Collaboration Compound or Licensed Product, all clinical Development activities conducted by the Parties in accordance with any Global Development Plan for a specific Targeted Indication after the filing of an NDA with respect to such Collaboration Compound or Licensed Product for which an NDA has been filed for such Targeted Indication, up to and including the Completion of Phase 4 Clinical Trials and Phase 5 Clinical Trials with respect to such Collaboration Compound or Licensed Product and the conduct of activities related to the Manufacture of Collaboration Compounds or Licensed Products for such Clinical Trials.

1.111       “Pricing” means the determination of Licensed Product pricing at all levels, including wholesale, retail, hospital, clinic, health care provider, HMO, non-profit entity or government entities, including average sales price, average wholesale price and best price.

1.112       “Pricing Approval” means the approval by the appropriate Regulatory Authority in a country or jurisdiction of the price and reimbursement for a Licensed Product.

1.113       “Primary Detail Equivalent” means (i) if only a Licensed Product is Detailed, one Detail of such Licensed Product or (ii) if a Licensed Product is Detailed with another product, * percent (*%) of a Detail if the Licensed Product is Detailed in the first position and * percent (*%) of a Detail if the Licensed Product is Detailed in the second position or (iii) if a Licensed Product is Detailed other than in the first or second position, such percentage of a Detail as the Parties shall agree upon in the Co-Commercialization Agreement.

1.114       “Product Commercialization Plan” means, with respect to each Licensed Product (including without limitation any Co-Commercialized Licensed Product), the written plan for the Commercialization of such Licensed Product in the Territory (including, without limitation, expected pre-launch and launch activities (other than for Development), Manufacturing scale-up, Manufacture, formulation and filling requirements for such Licensed Product and a detailed strategy, budget and proposed timelines), as such plan may be amended or updated.  Each Product Commercialization Plan, and each amendment, modification or update to each Product Commercialization Plan, shall be prepared by, or at the direction of, DS, and approved by the JSC at such time as the JSC may from time to time direct and in any event, on or prior to the initiation of Commercialization activities with respect to the Licensed Product.

1.115       “Product Technology” means any Program Technology that covers the composition of matter, synthesis, formulation, delivery, mechanism of action, mechanism of inhibition and/or use of a Collaboration Compound and/or Licensed Product.

1.116       “Product Trademark” means any trademark or trade name, whether or not registered, or any trademark application or renewal, extension or modification thereof, in the Territory, or any trade dress and packaging, in each case that are used with any Licensed Product by DS, together with all goodwill associated therewith and promotional materials relating thereto.

1.117       “Program Technology” means any Technology (including, without limitation, any new and useful process, method of manufacture or composition of matter) or Proprietary Material (a) that is conceived and first reduced to practice (actually or constructively) by either Party or jointly by both Parties in the conduct of the Development Program and/or in the Commercialization of Licensed Products, or (b) that is conceived and first reduced to practice by employees of, or consultants to, one Party after the Effective Date other than in the conduct of Development activities with the use in any material respect of any Technology, Patent Rights or Proprietary Materials of the other Party.  For purposes of clarity, Program Technology shall include any such Technology that is a process for modifying, optimizing, using, formulating, delivering and/or stabilizing any Collaboration Compound or Licensed Product.

1.118       “Proprietary Materials” means any tangible chemical, biological or physical materials (a) that are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the transferring Party, or (b) that are otherwise conceived or reduced to practice in the conduct of the Development Program and/or in connection with the Commercialization of Licensed Products.

1.119       “Regulatory Activities” means all activities relating to the obtaining and maintaining of any Regulatory Approval with respect to a Licensed Product, including without limitation, the preparation and filing of Regulatory Filings and interacting with Regulatory Authorities with respect to such Regulatory Filings.

1.120       “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, importation, exportation, transport, distribution or sale of a Licensed Product in such country or region.

1.121       “Regulatory Authority” means the FDA, or any counterpart of the FDA outside the United States, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing or sale of a Licensed Product.

1.122       “Regulatory Filings” means, collectively: (a) all INDs, NDAs, BLAs, establishment license applications, DMFs, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.123       “ROW Territory” means all of the countries and territories of the world other than the U.S. Territory and the Asian Territory.

1.124       “Royalty Term” means on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the date of First Commercial Sale of a Licensed Product in a country and ending on the later to occur of (a) expiration of the last to expire of the Licensed Patent Rights or Joint Patent Rights having a Valid Claim in such country that Covers such Licensed Product or its manufacture, use, import, offer for sale or sale or (b) * (*) years from the date of the First Commercial Sale of such Licensed Product in such country, and “Cover” as used herein means, with respect to a Licensed Product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such Licensed Product or the practice of such technology, process or method would infringe such Valid Claim of the Licensed Patent Rights or Joint Patent Rights (or, in the case of a Valid Claim of the Licensed Patent Rights or Joint Patent Rights that has not yet issued, would infringe such Valid Claim if it were to issue).

1.125       “Second Co-Commercialization Option Period” means, with respect to each Licensed Product, the period commencing on the date that the NDA Filing Notice is received by ARQULE and continuing for a period of * (*) days thereafter.

1.126       “Shared Development Costs” means, with respect to a Party, * percent (*%) of the aggregate amount of the External Development Costs incurred by such Party in the conduct of Development activities.

1.127       “sNDA” means a Supplemental New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder.

1.128       “Sublicensee” means any Third Party to which a Party grants a sublicense in accordance with Section 6.2.2.

1.129       “Targeted Indications” means (a) all human Cancer Indications and (b) any Approved Non-Cancer Indications.

1.130       “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including without limitation: (a) methods of Manufacture or use of, and structural and functional information pertaining to, chemical compounds or other therapeutic agents and (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results).

1.131       “Territory” all countries and territories of the world other than the Asian Territory, consisting of the U.S. Territory and the ROW Territory.

1.132       “Third Party” means a Person other than DS and ARQULE and their respective Affiliates.

1.133       “Third Party Data Provider” means IMS Health and/or any other Third Party reasonably acceptable to the Parties that performs market analyses and provides sales data for the biotechnology or pharmaceutical industry.

1.134       “Unanimous Decision” means (a) any decision with respect to * and any amendment to any such *; (b) any decision that would *; (c) any decision to *; (d) any decision requiring a Party to *; (e) any decision applicable to * and any *; (f) any decision to * and (g) any other decision designated as a Unanimous Decision herein.

1.135       “US Joint Marketing Committee” or “USJMC” means the committee composed of ARQULE and DS representatives established pursuant to Section 2.5.

1.136       “U.S. Territory” means the United States of America and its territories, including, without limitation, Puerto Rico and the U.S. Virgin Islands.

1.137       “Valid Claim” means (a) any claim of an issued unexpired patent that, (i) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been rendered unenforceable through disclaimer or otherwise, and (iii) is not lost through an interference proceeding; or (b) any claim of a pending patent application that has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, and which pending patent application has been pending for less than * (*) years since its earliest priority date.  In the event subsequent to such * (*) year period, such pending claim is issued as a claim of an issued and unexpired patent included within (a) above, such claim shall be reinstated thereafter as a “Valid Claim” in accordance with clause (a) above.

1.138       Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Abandoning Party	8.1.5(b)
Agreement	Preamble
Alliance Manager	2.6.1
Appointing Party	2.8
ARQULE	Preamble
ARQULE Indemnitees	11.1
Back-Up Compound	3.2
Claims	11.1
Combination Product	4.3.1(a)(i)
Co-Commercialization Agreement	3.12.1(c)(i)
Co-Commercialization Option	3.12.1(b)
Co-Commercialization Option Notice	3.12.1(b)
Co-Commercialization Plan	3.12.2
Co-Commercialized Licensed Product	3.12.1(b)
Cost Audited Party	3.11.2(b)
Cost Auditing Party	3.11.2(b)
Deferred Development Costs	3.11.2(a)(ii)
Designated Senior Officers	2.1.5
disclosing Party	1.38
Dispute	12.1
Disputed Matter	2.1.5
DS	Preamble
DS Indemnitees	11.2
DS Manufacturing Know-How	9.3.1(e)(xi)
Execution Date	Preamble
Filing Party	8.1.4
Generic Licensed Product	4.3.1(a)(ii)
HSR Conditions	12.15
ICD10	1.74
Indemnified Party	11.3
Indemnifying Party	11.3
Indication Proposal Notice	3.13
Infringement	8.2.1(a)
Infringement Notice	8.2.1(a)
INN	8.2.5
Last Patient/Last Visit Notice	3.12.1(a)
Losses	11.1
Maintaining Party	8.1.5(b)
Manufacturing Plan	3.3.1
Manufacturing Plan Completion Notice	3.3.1

MiT Tumor Milestones	4.2.2(d)
NDA Filing Notice	3.12.1(a)
New Cancer Indication	3.14
Non-Filing Party	8.1.4
Other Products	4.3.1(a)(i)
Party/Parties	Preamble
Patent Coordinator	7.4
Permitted Employee	5.1.2
Phase 3 Costs	3.11.2(a)(ii)
Prior CDA	12.13
Product-Related Data	3.10.3
receiving Party	1.38
Recipient Party	3.4
Regulatory Transition Plan	3.1.4(a)
Supply Agreement	3.3.3
Term	9.1
Third Party Development Technology	6.5.2
Total Reimbursable Costs	3.14
Transferring Party	3.4
Upfront Fee	4.1

2.             ADMINISTRATION OF THE COLLABORATION

2.1           Joint Steering Committee.

2.1.1        Establishment.  As soon as practicable after the Execution Date, ARQULE and DS shall establish the Joint Steering Committee.  The JSC shall have and perform the responsibilities set forth in Section 2.1.4.

2.1.2        Membership.  Upon establishment of the JSC, each of ARQULE and DS shall designate in writing four (4) representatives, or such other equal number of representatives as the Parties agree, to the JSC, who shall be senior level personnel.  One (1) representative of each Party shall be designated as a co-chair of the JSC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JSC by giving written notice to the other Party.

2.1.3        Meetings.

(a)           Schedule of Meetings; Agenda.  The JSC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the

Collaboration and the responsibilities of the JSC.  Special meetings of the JSC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided, that, (i) notice of any such special meeting may be waived at any time, either before or after such meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  Unless otherwise agreed by the Parties, the JSC shall meet four (4) times in each Calendar Year.  Regular and special meetings of the JSC may be held in person or by teleconference or videoconference; provided, that, meetings held in person shall alternate between the respective offices of the Parties or at other locations mutually agreeable to the JSC members.  The co-chairs shall prepare and circulate an agenda for each JSC meeting not later than one (1) week prior to such meeting.

(b)           Quorum; Voting; Decisions.  At each JSC meeting, the presence in person of the co-chairs shall constitute a quorum provided that minutes of the meeting are prepared as set forth below.  All members designated by a Party shall have one (1) collective vote, to be cast by such Party’s co-chair (or his designee), on all matters before the JSC at such meeting.  All decisions of the JSC shall be made by unanimous vote.  Alternatively, the JSC may act by written consent signed by the co-chairs.  Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, either co-chair shall cause the JSC to meet to take the action in the requested time period by calling a special meeting or the co-chairs shall act by written consent.  Representatives of each Party or of its Affiliates who are not members of the JSC may attend JSC meetings as guests with the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)           Minutes.  The JSC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JSC within a reasonable time after the meeting, not to exceed ten (10) Business Days, and the co-chairs shall alternate responsibility for the preparation and circulation of draft minutes.  Each member of the JSC shall have the opportunity to provide comments on the draft minutes.  The minutes shall be approved, disapproved and revised as soon as practicable.  Upon approval, final minutes of each meeting shall be circulated to the members of the JSC by the co-chair with responsibility for preparing such minutes.

(d)           Expenses.  ARQULE and DS shall each bear all expenses of their respective JSC representatives related to their participation on the JSC and attendance at JSC meetings.  If any meeting is held off-site, the expense for using the necessary meeting facility is to be  born by the Party hosting such meeting.

2.1.4        Responsibilities.  The JSC shall be responsible for general oversight of the conduct and progress of the Development Program, and the global Development and Commercialization of Licensed Products.  Without limiting the generality of the foregoing, the JSC shall have the following responsibilities:

(a)           reviewing and approving the overall goals and strategy of the Development Program;

(b)           reviewing budgets, data, reports or other information submitted to it by any other Committee from time to time;

(c)           overseeing the activities and performance by each of the other Committees of its respective duties;

(d)           reviewing and approving each Global Development Plan (as a Unanimous Decision) and reviewing Product Commercialization Plan (as a DS Decision);

(e)           appointing the appropriate Committee or people for review of commercialization issues outside the United States;

(f)            appointing the appropriate Committee or people for review and approval of, or variances from, Global Pricing Policy (as a Unanimous Decision);

(g)           resolving all Committee matters that are in dispute; and

(h)           making such other decisions as may be delegated to the JSC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.

2.1.5        Dispute Resolution.  The JSC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JSC within * (*) days after the JSC first meets to consider such matter (each such matter, a “Disputed Matter”), then, (a) if the Disputed Matter involves a DS Decision, DS shall have the right to make the final decision on such Disputed Matter but shall only exercise such right in good faith after full consideration of the positions of both Parties; (b) if the Disputed Matter involves an ARQULE Decision, ARQULE shall have the right to make the final decision on such Disputed Matter but shall only exercise such right in good faith after full consideration of the positions of both Parties; (c) if the Disputed Matter involves a Joint Decision or a Unanimous Decision, (i) the co-chairs of the JSC shall refer such Disputed Matter to the CEO of ARQULE and the senior officer of DS or its Affiliates to be designated by the CEO of DS (the “Designated Senior Officers”), who shall promptly initiate discussions in good faith to resolve such Disputed Matter and (ii) if such Disputed Matter is not resolved by the Designated Senior Officers within * (*) days after the date the Designated Senior Officers first met to consider such Disputed Matter or * (*) days after the date the JSC first met to consider such Disputed Matter, the Disputed Matter shall be resolved in accordance with Section 12.1; and (d) if the Disputed Matter involves a Unanimous Decision, such matter must be resolved by the JSC or the Designated Senior Officers, and shall not be submitted to the arbitration pursuant to Section 12.1.

2.2           Joint Development Committee.

2.2.1        Establishment.  As soon as practicable after the Execution Date, ARQULE and DS shall establish the Joint Development Committee.  The JDC shall have and perform the responsibilities set forth in Section 2.2.4.

2.2.2        Membership.  Upon establishment of the JDC, each of ARQULE and DS shall designate in writing five (5) representatives (representing each key function such as clinical development, regulatory, commercial, CM&C and project management), or such other number of representatives as the Parties agree, to the JDC.  Unless otherwise agreed by the Parties, one representative of each Party shall be designated as a co-chair of the JDC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party.

2.2.3        Meetings.

(a)           Schedule of Meetings; Agenda.  The JDC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the Development Program and the responsibilities of the JDC.  Special meetings of the JDC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided, that, (i) notice of any such special meeting may be waived at any time, either before or after such meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  In no event shall the JDC meet less frequently than four (4) times each Calendar Year.  Regular and special meetings of the JDC may be held in person or by teleconference or videoconference; provided, that, meetings held in person shall alternate between the respective offices of the Parties or at other locations mutually agreeable to the JDC members.  The co-chairs shall prepare and circulate an agenda for each JDC meeting not later than one (1) week prior to such meeting.

(b)           Quorum; Voting; Decisions.  At each JDC meeting, the presence in person of the co-chairs shall constitute a quorum provided that minutes of the meeting are prepared as set forth below.  All members designated by a Party shall have one (1) collective vote, to be cast by such Party’s co-chair (or his designee), on all matters before the JDC at such meeting.  All decisions of the JDC shall be made by unanimous vote.  Alternatively, the JDC may act by written consent signed by the co-chairs.  Whenever any action by the JDC is called for hereunder during a time period in which the JDC is not scheduled to meet, either co-chair shall cause the JDC to meet to take the action in the requested time period by calling a special meeting or the co-chairs shall act by written consent.  Representatives of each Party or of its Affiliates who are not members of the JDC may attend JDC meetings as guests with the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)           Minutes.  The JDC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JDC within a reasonable time after the meeting, not to exceed ten (10) Business Days, and the Parties shall alternate responsibility for the preparation and circulation of draft minutes.  Each member of the JDC shall have the opportunity to provide comments on the draft minutes.  The minutes shall be approved, disapproved and revised as necessary at the next JDC meeting.  Upon approval, final minutes of each meeting shall be circulated to the members of the JDC by the co-chair with responsibility for preparing such minutes.

(d)           Expenses.  ARQULE and DS shall each bear all expenses of their respective JDC representatives related to their participation on the JDC and attendance at JDC meetings.  If any meeting is held off-site, the expense for using the necessary meeting facility is to be  born by the Party hosting such meeting.

2.2.4        Responsibilities.  The JDC shall be responsible for overseeing the conduct and progress of the Development Program and the global Development of Licensed Products.  Without limiting the generality of the foregoing, the JDC shall have the following responsibilities:

(a)           preparing, or directing the preparation by the Parties of, the Development Program;

(b)           preparing, or directing the preparation by the Parties of, each Global Development Plan applicable to the Development of Licensed Products in the Territory, including the budget with respect thereto;

(c)           preparing, or directing the preparation by the Parties of, each amendment to any Global Development Plan applicable to the Development of Licensed Products in the Territory or the budget with respect thereto;

(d)           approving the Manufacturing Plan to be proposed by DS for the Manufacture of Licensed Products;

(e)           monitoring the progress of the Development Program under each Global Development Plan applicable to the Development of Licensed Products in the Territory and of each Party’s activities thereunder;

(f)            reconciling issues between the Parties with respect to the Parties’ respective share of Shared Development Costs with respect to Licensed Products;

(g)           reviewing and circulating to the Parties data, reports or other information submitted by either Party with respect to work conducted under the Development Program;

(h)           overseeing the conduct of Clinical Trials for Licensed Products in the Territory;

(i)            reviewing and approving any agreement entered into by a Party with a Third Party pursuant to Section 6.2.1; and

(j)            making such other decisions as may be delegated to the JDC pursuant to this Agreement or by the JSC or by mutual written agreement of the Parties during the Term.

2.2.5        Dispute Resolution.  The JDC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JDC within * (*) days after the JDC first meets to consider such matter, then the matter shall be referred to the JSC for resolution pursuant to Section 2.1.5.

2.3           Joint Life Cycle Management Committee.  The JSC may establish the Joint Life Cycle Management Committee as a sub-Committee to the JDC, the primary purpose of which shall be to generate concepts and direct, plan, manage handoff to execution teams and joint governing committees, and monitor strategies for product innovations for the Licensed Product(s), including new indications, new combinations, dosing regimens, new formulations, and line extensions.  The JLCMC shall also ensure that critical success factors, timelines and issues are transparent to the JDC.  The JLCMC shall consist of three (3) representatives, or such other equal number of representatives as the Parties agree, from each Party.  The JLCMC shall establish a life-cycle management plan for the Licensed Product on an annual basis for approval by the JDC.  In the event of a dispute, the matter shall be referred to the JDC.  If the JLCMC is not established, the functions set forth above and below shall be performed by the JDC.  If established, the JLCMC shall be responsible for (a) directing, planning and managing the transition to the applicable Committees of responsibilities with respect to the Development and Commercialization of Licensed Products and (b) generating and monitoring strategies for innovation of Licensed Products, including any strategies related to the pursuit of Non-Cancer Indications, new combinations, dosing regimens and/or line extensions with respect to Licensed Products.

2.4           Joint Finance Committee.  The JSC may establish the Joint Finance Committee as a sub-Committee to the JDC, the primary purpose of which shall be to provide monthly standardized financial information and analysis to project team and joint governing committees to facilitate planning, decision making, and controls in the United States.  The JFC shall consist of three (3) representatives, or such other equal number of representatives as the Parties agree, from each Party.  In the event of a dispute, the matter shall be referred to the JDC.  If the JFC is not established, the functions set forth above and below shall be performed by the JDC, or in the case of Section 3.11.2(a)(i), by the Party designated by the JSC under such section.  If established, the JFC shall be responsible for coordinating the financial information and analyses prepared by the Parties in connection with the Commercialization of Licensed Products in the U.S. Territory.

2.5           US Joint Marketing Committee.

2.5.1        Establishment.  As soon as practicable following the exercise by ARQULE of a Co-Commercialization Option with respect to a Co-Commercialized Licensed Product in accordance with Section 3.12, ARQULE and DS shall establish the US Joint Marketing Committee which shall have and perform the responsibilities set forth in Section 2.5.4.  Unless otherwise agreed by the Parties, the term for the USJMC shall commence at such time and continue for so long as a Co-Commercialized Product is being Commercialized.

2.5.2        Membership.  Upon establishment of the USJMC, each of ARQULE and DS shall designate in writing three (3) representatives, or such other equal number of representatives as the Parties agree, to the USJMC.  Unless otherwise agreed by the Parties, one representative of each Party shall be designated as a co-chair of the USJMC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party.

2.5.3        Meetings.

(a)           Schedule of Meetings; Agenda.  The USJMC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs for the Commercialization of Co-Commercialized Products and the responsibilities of the USJMC.  Special meetings of the USJMC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon ten (10) days) written notice to the other members; provided, that, (i) notice of any such special meeting may be waived at any time, either before or after such meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  Unless otherwise agreed by the Parties, the USJMC shall meet two (2) times each Calendar Year.  Regular and special meetings of the USJMC may be held in person or by teleconference or videoconference; provided, that, meetings held in person shall alternate between the respective offices of the Parties or at other locations mutually agreeable to the USJMC members.  The co-chairs shall prepare and circulate an agenda for each USJMC meeting not later than one (1) week prior to such meeting.

(b)           Quorum; Voting; Decisions.  At each USJMC meeting, (i) the presence in person of at least two (2) members designated by each Party shall constitute a quorum and (ii) all members designated by a Party shall have one (1) collective vote on all matters before the USJMC at such meeting.  All decisions of the USJMC shall be made by unanimous vote.  Alternatively, the USJMC may act by written consent signed by the co-chairs.  Whenever any action by the USJMC is called for hereunder during a time period in which the USJMC is not scheduled to meet, the co-chairs shall cause the USJMC to meet to take the action in the requested time period by calling a special meeting or the co-chairs shall act by written consent.  Representatives of each Party or of its Affiliates who are not members of the USJMC may attend USJMC meetings as guests with the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)           Minutes.  The USJMC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the USJMC within a reasonable time after the meeting, not to exceed ten (10) Business Days, and the Parties shall alternate responsibility for the preparation and circulation of draft minutes.  Each member of the USJMC shall have the opportunity to provide comments on the draft minutes.  The minutes shall be approved, disapproved and revised as necessary at the next USJMC meeting.  Upon approval, final minutes of each meeting shall be circulated to the members of the USJMC by the by the co-chair with responsibility for preparing such minutes.

(d)           Expenses.  ARQULE and DS shall each bear all expenses of their respective USJMC representatives related to their participation on the USJMC and attendance at USJMC meetings.  If any meeting is held off-site, the expense for using the necessary meeting facility is to be  born by the Party hosting such meeting.

2.5.4        Responsibilities.  The USJMC shall be responsible for overseeing the conduct and progress of the Co-Commercialization of each Co-Commercialized Product in the Co-Commercialization Territory.  Without limiting the generality of the foregoing, the USJMC shall have the following responsibilities:

(a)           preparing or directing the preparation by the Parties of, each Co-Commercialization Plan for Co-Commercialized Products in the Co-Commercialization Territory, including the budgets with respect thereto;

(b)           preparing or directing the preparation by the Parties of each amendment to any Co-Commercialization Plan for Co-Commercialized Products in the Co-Commercialization Territory or the related budget with respect thereto;

(c)           determining style guidelines and the appearance of Co-Commercialized Products in the Co-Commercialization Territory, including packaging and promotional materials;

(d)           determining managed health care strategy and tactics, including Pricing, rebates, discounts and charge-backs for Co-Commercialized Products in the Co-Commercialization Territory;

(e)           determining the appropriate use of medical science liaisons in support of the Co-Commercialized Products;

(f)            determining the format and quantities of promotional sales, marketing and educational materials for the Co-Commercialized Products;

(g)           reviewing and approving any proposals for modifications of existing Co-Commercialized Products, including, without limitation, new formulations after First Commercial Sale and line extensions;

(h)           agreeing upon the design and implementation of all Co-Commercialized Product launch activities;

(i)            monitoring the progress of Commercialization of Co-Commercialized Products in the Co-Commercialization Territory under each Co-Commercialization Plan and of each Party’s activities thereunder;

(j)            reviewing and circulating to the Parties data, reports or other information submitted by either Party with respect to the Commercialization of Co-Commercialized Products in the Co-Commercialization Territory;

(k)           determining appropriate targets for sales force staffing and territory mapping purposes, determining the appropriate level of Detailing effort to be provided by each Party in Co-Commercializing such Co-Commercialized Product and coordinating the Detailing efforts of both Parties with respect to Co-Commercialized Products;

(l)            overseeing all recalls, market withdrawals and any other corrective actions related to Co-Commercialized Products;

(m)          receiving and providing to the Parties sales reports pertaining to Co-Commercialized Products;

(n)           approving all Third Parties to be engaged by either Party to provide representatives to Commercialize Co-Commercialized Products, which approval shall be reflected in the minutes of the USJMC; and

(o)           making such other decisions as may be delegated to the USJMC pursuant to this Agreement or by the JSC or by mutual written agreement of the Parties during the Term.

2.5.5        Dispute Resolution.  The USJMC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the USJMC within * (*) days after the USJMC first meets to consider such matter, then the matter shall be referred to the JSC for resolution pursuant to Section 2.1.5.

2.6           Alliance Managers.

2.6.1        Appointment.  Each Party shall have the right to appoint a person who shall oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between Committee meetings (each, an “Alliance Manager”).  The Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the applicable Committee any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing.  Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization, respectively, by notice in writing to the other Party.

2.6.2        Responsibilities.  The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment within the

Committees and between the Parties for all matters related to the Collaboration.  Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)           identify and bring to the attention of the JSC, as applicable, any disputes arising between the Parties related to the Collaboration in a timely manner, including, without limitation, any asserted occurrence of a material breach by a Party, and function as the point of first referral in the resolution of each dispute;

(b)           provide a single point of communication for seeking consensus within the Parties’ respective organizations and between the Parties with respect to the Collaboration;

(c)           plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to the Collaboration; and

(d)           take such steps as may be required to ensure that Committee meetings occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including, without limitation, the giving or proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.7           Decision Making.  All decisions made and all actions taken by any Committee or the officers of the Parties pursuant to Section 2.1.5 shall be made or taken in the best interest of the Collaboration.

2.8           Appointment Not an Obligation; No Breach.  The appointment of members of any Committee and the Alliance Managers is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21.  Each Party shall be free to determine not to appoint members to the JSC, JDC, and USJMC, and not to appoint an Alliance Manager.  If a Party (an “Appointing Party”) does not appoint members of a Committee or an Alliance Manager, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such persons are appointed, the other Party may discharge the roles of the Committee for which members were not appointed by an Appointing Party.

3.             DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1           Implementation of Development Program.

3.1.1        Objectives of the Development Program.  The objectives of the Development Program shall be the Development of Licensed Products in order to obtain, as expeditiously as possible, Commercialization Regulatory Approval of one or more Licensed Products in the Field in the Territory pursuant to the Global Development Plans.

3.1.2        Preparation of Global Development Plan.  A clinical development plan for the Development of the Collaboration Compound for each Targeted Indication has been agreed upon in writing by the Parties.  Within * (*) months of the Execution Date, a Global Development Plan, which includes at least the Phase 2 Clinical Trials described in such clinical development plan, will be prepared by the JDC and approved by the JSC.  Until a Global Development Plan is approved by the JSC, the clinical development plan described above shall be the Global Development Plan.  At least annually, during the Term, a Global Development Plan for each Collaboration Compound and Licensed Product and Targeted Indication shall be prepared or updated by the JDC and submitted to the JSC for approval at least * (*) days before the meeting of the JSC at which it will be considered.  Each Global Development Plan shall: (a) set forth *.

3.1.3        Responsibility for Development of Licensed Products.

(a)           Phase 2 Development Activities.  Except as otherwise set forth in the Global Development Plan, the Parties shall collaborate in the conduct of all Phase 2 Development Activities (including, without limitation the conduct of any Phase 2 Clinical Trials), and each Party shall have the responsibility for the conduct of all Phase 2 Development Activities (including, without limitation the conduct of all Phase 2 Clinical Trials) designated as the responsibility of such Party in any Global Development Plan.

(b)           Phase 3 Development Activities.  Except as otherwise set forth in the Global Development Plan, the Parties shall collaborate in the conduct of all Phase 3 Development Activities (including, without limitation the conduct of any Phase 3 Clinical Trials), and each Party shall conduct the Phase 3 Development Activities specified as its responsibility in any Global Development Plan.

(c)           Post-Registration Activities.  Except as otherwise set forth in the Global Development Plan, the Parties shall collaborate in the conduct of all Post-Registration Activities (including, without limitation the conduct of any Phase 4 Clinical Trials and Phase 5 Clinical Trials), and each Party shall conduct the Post-Registration Activities specified as its responsibility in any Global Development Plan.

(d)           Engagement of Third Parties.  Each Party shall have the right to engage Third Party contractors to perform some or all of its Development Activities in connection with the Development of Licensed Products hereunder pursuant to Section 6.2.1.

(e)           Conduct of Clinical Trials.  Neither Party shall conduct any Clinical Trial unless such Clinical Trial is specified to be conducted in the Global Development Plan, except as set forth in Sections 3.14 and 3.15.

3.1.4        Regulatory Filings; Adverse Event Reporting.

(a)           Regulatory Transition Activities.  As soon as practicable, but in any event on or before * (*) days from the Execution Date, ARQULE shall prepare and submit to the JDC for its review and approval a mutually-acceptable regulatory transition plan which shall describe with reasonable specificity the steps to be followed, and the timelines applicable to, the transfer by ARQULE of the Ongoing Regulatory Filing (the “Regulatory Transition Plan”).  As soon as practicable following the JDC’s approval of the Regulatory Transition Plan, (i) ARQULE shall use Commercially Reasonable Efforts to conduct the activities described in the Regulatory Transition Plan and (ii) DS shall provide such assistance as may be reasonably necessary to complete such activities.

(b)           Responsibility for Regulatory Filings.  Subject to the Regulatory Transition Plan and Section 3.10.6, *.  In addition, DS shall be obligated to prepare and file a Drug Approval Application based on data from Phase 2 Clinical Trials and/or Phase 3 Clinical Trials if the JSC determines, as a Joint Decision, that (i) the primary endpoints for efficacy and safety of such Clinical Trials have been met in all material respects, and (ii) there is a reasonable likelihood of approval with a label substantially equivalent to the label that will be requested in the Drug Approval Application, unless the JSC determines as a Joint Decision to delay the preparation and filing of such Drug Approval Application in order to conduct additional Clinical Trials to obtain data to maximize the likelihood of obtaining Commercialization Regulatory Approval or optimize the label.  ARQULE (i) shall, at DS’s request, provide to DS, and DS shall have the right to provide to its Sublicensees or Affiliates, copies of a drug approval application filed by Kyowa with the Regulatory Authorities in the Field outside the Territory, and grants to DS and its Sublicensees or Affiliates the right to access, reference, use and incorporate such drug approval application in the Territory; and (ii) agrees that ARQULE shall, at DS’s request, provide to DS, and that DS shall have the right to provide to its Sublicensees or Affiliates, copies of any additional information or data with respect to the Licensed Product generated by, or on behalf of, Kyowa and owned or otherwise controlled by Kyowa and necessary or useful for DS and its Sublicensees or Affiliates to obtain any Regulatory Approvals or perform such other Regulatory Activities under this Agreement, and to Develop, Manufacture and Commercialize Licensed Products.  For the avoidance of doubt, DS’s obligations under this Section 3.1.4(b) shall apply to Regulatory Filings and Drug Approval Applications for Licensed Products in New Cancer Indications (as defined in Section 3.14 below).

3.2           Identification of Back-Up Compounds.  If the JSC determines, as a Unanimous Decision, to seek to identify a Back-up Compound for Development under this Agreement, and upon agreement by the Parties on a research plan, including the allocation of research responsibilities, a budget, and responsibility for all costs of performing such research plan, ARQULE, DS or ARQULE and DS jointly (as designated by the JSC) will use Commercially Reasonable Efforts to deliver * (*) or more c-MET Inhibitors in addition to ARQ 197 which may be Developed as a follow-up compound or simultaneously with ARQ 197 for Targeted Indications (each such compound, a “Back-Up Compound”).  The rights and obligations of the Parties relating to each Back-Up Compound shall be identical to those applicable to ARQ 197, except as otherwise expressly provided herein.  Either Party shall notify the JSC in writing in the event it wishes to replace ARQ 197 with a specified c-MET Inhibitor developed hereunder as a Back-Up Compound or to Develop such c-MET Inhibitor as a Back-Up Compound in addition to ARQ 197.  Within * (*) days after its receipt of such notice, the JSC shall review the data information and determine, as a Unanimous Decision, whether to so designate the proposed c-MET Inhibitor as a Back-Up Compound.  Subsequent to such designation, as applicable, any reference to the Licensed Product shall be deemed to include or to be made to the Back-Up Compound for purposes of this Agreement.

3.3           Supply of Licensed Products for Development and Commercialization.

3.3.1        Manufacturing Plan.  Within * (*) days of the Execution Date, DS will propose to the JDC a plan for establishing manufacturing capabilities necessary for DS to manufacture the Licensed Product for use in the Territory (the “Manufacturing Plan”).  Following approval of the Manufacturing Plan by the JDC, DS will use Commercially Reasonable Efforts to complete the activities and establish manufacturing capabilities in accordance with such Manufacturing Plan.  ARQULE will assist with such activities by providing DS with technical documentation as may be reasonably requested to inform DS about the Manufacturing process.  Notwithstanding the foregoing, DS will (a) retain sole responsibility for the implementation and progress of the Manufacturing Plan and (b) provide ARQULE and the JDC with written notice upon its completion of the activities contemplated by the Manufacturing Plan (the “Manufacturing Plan Completion Notice”).

3.3.2        Development Supply.  During the period commencing on the Effective Date and continuing until the date of receipt by ARQULE of the Manufacturing Plan Completion Notice, ARQULE will be solely responsible for supplying DS with API and/or finished Licensed Product necessary for the conduct of the Development Program under the Global Development Plan in such quantities as may be mutually agreed by the Parties.  After receipt of the Manufacturing Plan Completion Notice, DS will be solely responsible for supplying DS and ARQULE with API and/or finished Licensed Product necessary for the conduct of the Development Program under the Global Development Plan in such quantities as may be mutually agreed by the Parties.

3.3.3        Commercial Supply.  During the period commencing on the date of receipt by ARQULE of the Manufacturing Plan Completion Notice and continuing for the remainder of the Term, DS will be solely responsible, at its sole cost and expense, for supplying all API and finished Licensed Product necessary for Commercialization of Licensed Products in the Territory.  In the event that ARQULE requests in writing that DS supply ARQULE’s Third Party licensees and collaborators with API and/or unlabeled finished and filled Licensed Product necessary for Commercialization of Licensed Product outside of the Territory, ARQULE and DS shall negotiate in good faith and enter into a manufacture and supply agreement (the “Supply Agreement”) detailing the terms of supply for such API and/or finished and filled Licensed Product, which Supply Agreement shall include, without limitation, the transfer price for such API and/or Licensed Product.

3.4           Supply of Proprietary Materials.  From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Development Program.  In connection therewith, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except for (i) the transfer of Licensed Products for use in Clinical Trials or (ii) in a Permitted Transaction or as otherwise expressly permitted hereby; (d) the Recipient Party shall not acquire any right, title or interest in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of the Development Program, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

3.5           Licensed Product Commercialization.

3.5.1        Product Commercialization Plans.  Within * (*) days after the Initiation of a Phase 3 Clinical Trial with respect to each Licensed Product, DS shall, with advance input from ARQULE, prepare and provide to the JSC for its review a Product Commercialization Plan for each such Licensed Product, and shall inform the JSC with respect to all significant Commercialization decisions to be made with respect to such Licensed Product.  The Product Commercialization Plan shall be updated and reviewed at such times as the JSC may determine, not less than annually.

3.5.2        Responsibility for Commercialization of Licensed Products.  Subject to ARQULE’s Co-Commercialization Option, DS shall have the sole right and responsibility, at its sole expense, for all aspects with respect to the Commercialization of Licensed Products in accordance with the applicable Product Commercialization Plan, in the Field and in the Territory and shall have the sole right and responsibility, at its sole expense, for order fulfillment and distribution of Licensed Product and for booking all sales of Licensed Product in the Territory, including, without limitation, the conduct of: (a) all activities relating to the development and scale-up of processes for Manufacture of API and Licensed Product for commercial sale and the Manufacture and supply of Licensed Products for Commercialization; and (b) all marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities, post-marketing safety surveillance (other than Phase 4 Clinical Trials or Phase 5 Clinical Trials) and maintaining databases).

3.6                                 Development and Commercialization Diligence.

3.6.1                        DS Diligence.  DS shall use Commercially Reasonable Efforts during the Term to Develop and Commercialize Licensed Products for all Targeted Indications in the Field and in the Territory (including the conduct of those Development activities in the Territory set forth in any Global Development Plan, the conduct of those Commercialization activities in the Territory set forth in any Product Commercialization Plan and/or those Co-Commercialization Activities for which it is responsible in the Co-Commercialization Territory as set forth in the Co-Commercialization Agreement) and shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as are commercially reasonable to conduct such Development activities and Commercialize such Licensed Products in the Territory.  Notwithstanding the foregoing, DS’s obligations with respect to the Commercialization of Licensed Products under this Section 3.6.1 shall also apply to Licensed Products for New Cancer Indications.

3.6.2                        ARQULE Diligence.  ARQULE shall use Commercially Reasonable Efforts during the Term to conduct ARQULE Development Activities in the Territory set forth in any Global Development Plan, if any, and to the extent applicable, all ARQULE Co-Commercialization Activities for which it is responsible in the Co-Commercialization Territory as set forth in the Co-Commercialization Agreement.

3.7                                 Compliance.  Each Party shall perform its obligations under each Global Development Plan and Product Commercialization Plan in good scientific manner and in compliance in all material respects with all Applicable Laws.  For purposes of clarity, with respect to each activity performed under a Global Development Plan and/or Product Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Party performing such activity shall comply in all material respects with GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

3.8                                 Cooperation.  ARQULE and DS shall cooperate in the performance of the Development Program and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall exchange such data, information and materials as is reasonably necessary for the other Party to perform its obligations under any Global Development Plan and Product Commercialization Plan.

3.9                                 Global Commercialization Coordination.  At meetings of the JSC, representatives of the Parties will interact to ensure that the Commercialization activities and strategy are consistent on a global basis.  In connection therewith, ARQULE will have the right to (i) provide input into the global strategy applicable to the Commercialization of a Licensed Product and (ii) review the status of all significant Regulatory Filings applicable to the Commercialization of a Licensed Product.

3.10                           Reports; Information; Updates.

3.10.1                  Development Program Reports.  Each Party shall keep the JDC regularly informed of the progress of its efforts to Develop Licensed Products in the Field in the Territory.  Without limiting the generality of the foregoing, each Party shall, on at least a quarterly basis, provide the JDC with reports in reasonable detail regarding the status of all Clinical Trials, Manufacturing Development and other activities conducted under the Development Program, together with all raw data and results generated in each such Clinical Trial and such additional information that it has in its possession as may be reasonably requested from time to time by the JDC.

3.10.2                  Commercialization Reports.  Each Party shall keep the JSC regularly informed of the progress of its efforts to Commercialize Licensed Products in the Field in the Territory through periodic updates in advance of each JSC meeting.  Without limiting the generality of the foregoing, DS shall provide the JSC with annual written updates to each Product Commercialization Plan, which shall (a) summarize DS’s efforts to Commercialize Licensed Products, (b) identify the Regulatory Filings and Drug Approval Applications with respect to such Licensed Product that DS or any of its Affiliates or Sublicensees have filed, sought or obtained in the prior * (*) month period or reasonably expect to make, seek or attempt to obtain in the following * (*) month period and (c) summarize all clinical and other data generated by DS with respect to Licensed Products.  In addition, DS shall provide such additional information that it has in its possession as may be reasonably requested by ARQULE regarding the Commercialization of any Licensed Product, which request shall not be made more than * each Calendar Year.

3.10.3                  Right of Access.  Each Party shall provide the other Party with access to all clinical project plans and clinical data, results and information derived from or relating to all Clinical Trials conducted, and all Regulatory Filings prepared, with respect to Collaboration Compounds and/or Licensed Products (collectively, “Product-Related Data”) in English and at no additional cost or expense.  Notwithstanding anything to the contrary in this Agreement, ARQULE (a) may use, and provide to its Third Party licensees and collaborators, such Product-Related Data; provided, that, (i) ARQULE shall only have the right to share such Product-Related Data to its Third Party collaborators and licensees that have granted ARQULE the reciprocal right to share with DS clinical data, results and information, and information derived from or related to Regulatory Filings controlled by such Third Party collaborators and licensees for use with Licensed Products under this Agreement and (ii) ARQULE shall, upon DS’s request, use Commercially Reasonable Efforts to coordinate a global clinical trial targeting both within the Territory and the Asian Territory involving its Third Party collaborators and DS; (b) may use such Product-Related Data for the performance of its obligations and exercise of its rights under this Agreement; and (c) shall have a right of access, a right of reference and a right to use and incorporate all such Product-Related Data in any Regulatory Filings and Drug Approval Applications it makes with respect to Licensed Products.  The Parties shall cooperate so that such Product-Related Data is transferred to ARQULE as expeditiously as possible.

3.10.4                  Pharmacovigilence; Adverse Event Reports.

(a)                                  Adverse Events.  Subject to the Regulatory Transition Plan, DS shall have the sole right and responsibility for furnishing timely notice to the applicable governmental agencies within the Territory of all side effects, drug interactions and other adverse effects identified or suspected with respect to the Licensed Products for the Targeted Indications administered, distributed, marketed and sold under authority of any IND, NDA or Regulatory Approvals issued by such governmental agencies.  ARQULE shall provide DS with any assistance that may be reasonably necessary to comply with all adverse reaction reporting requirements established by, or required under, any applicable IND, NDA or Regulatory Approvals and/or Applicable Laws within the Territory.  In addition to the updates described in Sections 3.10.1 and 3.10.2, DS shall provide ARQULE with all Adverse Event information and product complaint information relating to the Licensed Product as such information is compiled or prepared by DS in the normal course of business in connection with the Development or Commercialization of the Licensed Product and, in any event, within time frames consistent with reporting obligations under Applicable Laws.  DS shall provide such Adverse Event and product complaint information hereunder to ARQULE’s Alliance Manager unless ARQULE otherwise notifies DS.  At the request of ARQULE, DS and ARQULE shall meet with Kyowa to discuss information sharing and coordination with respect to reporting of Adverse Events and other safety matters.

(b)                                 Global Safety Data Base.  Subject to the Regulatory Transition Plan, Adverse Events related to the use of the Licensed Product in the Territory shall be recorded in a single, centralized database, which shall be held by DS at DS’s facility.  The listings of all safety data will be provided to ARQULE and to Kyowa on the 1st and 15th of every month; provided, however, that in the event that either the 1st or the 15th  of a month is not a Business Day, then DS shall provide such listings on the next Business Day following such date.  Details of safety reporting activities relating to the Licensed Product in the Territory will be addressed in a pharmacovigilance agreement, which the Parties shall enter into after the Effective Date.

3.10.5                  Review of Regulatory Filings; Regulatory Meetings.

(a)                                  Regulatory Filings.  DS shall (i) consult with ARQULE in good faith in the preparation of Key Regulatory Filings for Licensed Products and (ii) consider all comments of ARQULE in good faith, taking into account the due interests of ARQULE and the Development and Commercialization of the Licensed Product on a global basis.  In addition, subject to any Third Party confidentiality obligations, DS shall (i) provide ARQULE with drafts of each Key Regulatory Filing or correspondence pertaining to a Licensed Product and prepared for submission to the FDA or other Regulatory Authority at the same time as it is provided to internal reviewers at DS, and (ii) provide ARQULE with contemporaneous comments from internal reviewers at DS regarding such drafts and (iii) promptly provide ARQULE with copies of the document or other correspondence received from the FDA or other Regulatory Authority which relates to such Key Regulatory Filings pertaining to any Licensed Product.  DS shall advise ARQULE of the time period in which DS’s internal reviewers are required to complete their reviews and if ARQULE has not commented on such Key Regulatory Filing, or correspondence within such period, then ARQULE shall be deemed to have no comments on such Key Regulatory Filing or correspondence.  DS shall consider all comments of ARQULE in good faith, taking into account the best interests of the Collaboration and of the Development or Commercialization of the Licensed Product on a global basis.

(b)                                 Regulatory Meetings.  DS shall provide ARQULE with at least thirty (30) days’ advance notice for a face-to-face meeting (and reasonable notice for telephonic meetings) with the FDA or other Regulatory Authority regarding a Drug Approval Application relating to, or Regulatory Approval for, any Licensed Product and ARQULE may provide advice to DS with respect to such meeting and elect to send up to two (2) persons to participate as an observer (at ARQULE’s sole cost and expense) in such meeting.

3.10.6                  Licensed Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product, or in the event a Party reasonably believes that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action regarding a Licensed Product either in the Territory or outside the Territory, such Party shall promptly advise the designated senior officer (the Vice-President of Regulatory Affairs in the case of ARQULE and the Vice-President of EU/US Quality Assurance, Daiichi Sankyo Pharma Development in the case of DS (or other respective designees)) of the other Party thereof by telephone or facsimile.  Except with respect to Co-Commercialized Licensed Products (for which recalls shall be covered in the Co-Commercialization Agreement), following such notification, DS shall decide and have control of whether to conduct a recall or market withdrawal in the Territory (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in any country in the Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided, that, DS shall keep ARQULE regularly informed regarding any such recall, market withdrawal or corrective action.  All expenses incurred by DS in connection with any such recall, market withdrawal or corrective action (including, without limitation, expenses for notification, destruction and return of the affected Licensed Product and any refund to customers of amounts paid for such Licensed Product) shall be the sole responsibility of DS.

3.11                           Development Cost Sharing; Reconciliation.

3.11.1                  Development Cost Sharing.  ARQULE shall be responsible for (a) * percent (*%) of all Other Development Costs incurred by ARQULE; (b) the ARQULE Cost-Sharing Percentage of all Shared Development Costs incurred by DS; and (c) all Shared Development Costs incurred by ARQULE that DS is not obligated to reimburse pursuant to Section 3.11.2.  DS shall be responsible for (a) * percent (*%) of all Other Development Costs incurred by DS; (b) the DS Cost-Sharing Percentage of all Shared Development Costs incurred by ARQULE; and (c) all Shared Development Costs incurred by DS that ARQULE is not obligated to reimburse pursuant to Section 3.11.2.

3.11.2                  Reconciliation of Shared Development Costs.

(a)                                  Reports; Reconciliation Payments.

(i)                                     Within * following the end of each Calendar Quarter during the Term, each of ARQULE and DS shall submit to the other Party, and the Joint Finance Committee if it is established, a written report setting forth in reasonable detail all Shared Development Costs incurred by each such Party over such Calendar Quarter applicable to the conduct of the Development Program.  If the JFC has not been established, the JSC will designate one Party to prepare a report as set forth below. Within * following the receipt by the designated Party or the Finance Committee of such written reports, the designated Party or the Joint Finance Committee shall issue a written consolidated report setting forth in reasonable detail (a) the calculation of all such Shared Development Costs incurred by both Parties over such Calendar Quarter, (b) the calculation of the net amount owed by DS to ARQULE or by ARQULE to DS in order to ensure the appropriate sharing of such Shared Development Costs, and (c) the cumulative amount of the Deferred Development Costs to be recovered by DS from milestones and royalties.  Unless disputed, amounts reimbursed to either Party in respect of the Shared Development Costs shall be paid in U.S. Dollars according to the exchange procedure set forth in Section 4.3.5 within * (*) days of the time the consolidated report is provided.  In the event of a dispute concerning reimbursement settlement amounts, the portion in dispute shall be placed in an interest-bearing escrow account and allocated between the Parties upon good faith resolution of the dispute or by arbitration pursuant to Section 12.1.  If necessary, mutually agreed to adjustments or corrections to the reimbursement costs shall be made to the consolidated report before it is submitted for payment.  Otherwise, adjustments shall be made in the subsequent consolidated report.  Each Party shall have the right to audit the other Party’s records with respect to such consolidated report, in accordance with Section 3.11.2(b).

(ii)                                  Notwithstanding anything to the contrary in Section 3.11.2(a)(i), that portion of Shared Development Costs incurred by DS for which ARQULE is otherwise responsible under Section 3.11.1 that are attributable to the conduct of any Phase 3 Development Activities (“Phase 3 Costs”) and that, together with Phase 3 Costs previously borne by ARQULE, exceed milestone payments and royalties previously paid to ARQULE (“Deferred Development Costs”) shall be borne by DS; provided, that, notwithstanding the foregoing, the Parties shall continue to have the responsibility to exchange the reports contemplated by Section 3.11.2 with respect to such Deferred Development Costs.  The aggregate amount of the Deferred Development Costs borne by DS shall be creditable by DS against the amount of (A) any milestone payments due and payable by DS to ARQULE on and after the date of deferral and (B) any royalty payments due and payable by DS to ARQULE on and after the date of deferral, until the Deferred Development Costs are recovered in full.

(b)                                 Records; Audit Rights.  Each Party shall keep and maintain for * (*) years, or such other period of time as required by Applicable Laws if longer than * (*) years, complete and accurate records of Shared Development Costs incurred with respect to Licensed Products in sufficient detail to allow confirmation of same by the JSC and the other Party.  Each Party (the “Cost Auditing Party”) shall have the right for a period of * (*) years, or such other period of time as required by Applicable Laws if longer than * (*) years, after such Shared Development Cost is reconciled in accordance with Section 3.11.2(a) to appoint at its expense an independent certified public accountant reasonably acceptable to the other Party (the “Cost

Audited Party”) to audit the relevant records of the Cost Audited Party and its Affiliates to verify that the amount of such Development Costs was correctly determined.  The Cost Audited Party and its Affiliates shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from the Cost Auditing Party.  Such audit right shall not be exercised by the Cost Auditing Party more than once in any Calendar Year and the records of Shared Development Costs for a given period may not be audited more than once.  All records made available for audit shall be deemed to be Confidential Information of the Cost Audited Party.  The results of each audit, if any, shall be binding on both Parties absent manifest error.  In the event there was an error in the amount of Shared Development Costs reported by the Cost Audited Party hereunder, (a) if the amount of Shared Development Costs was over reported, the Cost Audited Party shall promptly (but in any event no later than * (*) days after the Cost Audited Party’s receipt of the report so concluding) make payment to the Cost Auditing Party of the Cost Audited Party’s Cost-Sharing Percentage of over reported amount and (b) if the amount of Shared Development Costs was underreported, the Cost Auditing Party shall promptly (but in any event no later than * (*) days after the Cost Auditing Party’s receipt of the report so concluding) make payment to the Cost Audited Party of the Cost Audited Party’s Cost-Sharing Percentage of underreported amount.  The Cost Auditing Party shall bear the full cost of such audit unless such audit discloses an over reporting by the Cost Audited Party of more than * percent (*%) of the aggregate amount of Shared Development Costs reportable in any Calendar Year, in which case the Cost Audited Party shall reimburse the Cost Auditing Party for all costs incurred by the Cost Auditing Party in connection with such audit.

3.12                           Co-Commercialization Option.

3.12.1                  Exercise of Co-Commercialization Option.

(a)                                  Notice of Last Patient/Last Visit and Anticipated NDA Filing.  DS shall give ARQULE written notice of (i) the date of the Last Patient/Last Visit in the last Phase 3 Clinical Trial for a Licensed Product to be conducted for the first Targeted Indication prior to the filing of an NDA for such Licensed Product for such Targeted Indication (“Last Patient/Last

Visit Notice”), and (ii) its decision to file the NDA covering each Licensed Product for a second Targeted Indication after the unblinding of the data (if a blinded trial) for such Targeted Indication but at least * (*) days prior to the anticipated date of such anticipated filing (the “NDA Filing Notice”).

(b)                                 Exercise of Co-Commercialization Option.  During the First Co-Commercialization Option Period, or in the event that ARQULE does not exercise the Co-Commercialization Option during the First Co-Commercialization Option Period, the Second Co-Commercialization Option Period, ARQULE shall have the option (the “Co-Commercialization Option”), in its sole discretion, to Co-Commercialize any Licensed Product in the Co-Commercialization Territory by providing written notice to DS (the “Co-Commercialization Option Notice”) which notice shall identify the Licensed Product (each, such Licensed Product, a “Co-Commercialized Licensed Product”).  If ARQULE exercises its Co-Commercialization Option with respect to any Licensed Product, (i) such Licensed Product will be deemed to be a Co-Commercialized Licensed Product for purposes of this Agreement, and (ii) the Parties shall (A) negotiate a Co-Commercialization Agreement for such Co-Commercialized Licensed Product in accordance with Section 3.12.1(c) and (B) form the USJMC in accordance with Section 2.5.

(c)                                  Negotiation of Co-Commercialization Agreement.

(i)                                     Preparation, Negotiation, Execution and Delivery.  Within * (*) days after ARQULE provides a Co-Commercialization Option Notice, the Parties shall commence the preparation of a Co-Commercialization Agreement (the “Co-Commercialization Agreement”) which shall (1) provide for the terms applicable to such Co-Commercialization; (2) conform in all material respects with the terms and conditions set forth in this Agreement and on Schedule 3 attached hereto; and (3) include such additional provisions as are usual and customary for inclusion in a co-promotion agreement between companies in the pharmaceutical industry.  For purposes of clarity, any additional terms negotiated by the Parties for inclusion in the Co-Commercialization Agreement shall supplement and shall not materially expand, limit or change the terms set forth in this Agreement and on Schedule 3 attached hereto.  The Parties hereby acknowledge and agree that the Co-Commercialization Agreement shall provide that (1)

the Parties shall share Co-Commercialization Activities with respect to such Co-Commercialization Licensed Product in the Co-Commercialization Territory with ARQULE providing, on an Indication-by-Indication basis, at its option, up to * percent (*%) (which may include no Primary Detail Equivalents for a particular Targeted Indication) of all required Primary Detail Equivalents, but no more than * (*) representatives unless a Licensed Product is approved for * or more Targeted Indications, pursuant to the Co-Commercialization Plan; (2) DS shall be responsible for all account management of community, academic and Veterans hospitals and associated activities, including, but not limited to, communication with hospital pharmacy and the pharmacy and therapeutics committee, formulary management and contracting; (3) DS shall reimburse ARQULE for the fully-burdened cost incurred by ARQULE in conducting such Co-Commercialization Activities, but in no event shall such rate be in excess of the fully burdened cost to DS of employing or otherwise engaging its own representatives who detail its oncology products in the Co-Commercialization Territory (including incentive compensation for the ARQULE sales personnel on the same basis as the incentive compensation of DS personnel in the Co-Commercialization Territory); (4) such ARQULE sales personnel shall engage in Detailing the Co-Commercialized Licensed Product and any other product being co-promoted by ARQULE and DS in the first position, but shall not expend more than * percent (*%) of the detailing effort on any other products unless the Parties agree, and shall not promote any other product that is directly competitive with the Co-Commercialized Licensed Product or any other product of DS; provided, that in the event ARQULE’s sales personnel promote any product that is not being co-promoted by ARQULE and DS, there shall be a reduction in DS’s reimbursement of ARQULE’s cost that is proportional to the percentage of detailing effort expended on products that are not being co-promoted by ARQULE and DS; and (5) the Parties shall create the USJMC with equal representation to oversee the global Commercialization of the Licensed Product, including the Co-Commercialization of the Co-Commercialized Licensed Product in the Co-Commercialization Territory.  Disputes shall be referred to the JSC for resolution in accordance with Section 2.1.5.  For clarity, in the event that ARQULE exercises the Co-Commercialization Option, the Parties shall negotiate and execute the Co-Commercialization Agreement as set forth herein and form the USJMC as set forth in Section 2.5, whether or not ARQULE will provide any Primary Detail Equivalents for any particular Indication.  The Parties shall negotiate the Co-Commercialization Agreement in good faith and with sufficient diligence as is required to execute and deliver the Co-Commercialization Agreement within * (*) days after ARQULE provides the Co-Commercialization Option Notice.

(ii)                                  Dispute Resolution.  In the event the Parties fail to execute and deliver the Co-Commercialization Agreement within the * (*) day period described in Section 3.12.1(c)(i), the Parties shall (1) use reasonable efforts to complete such negotiations and to execute and deliver the Co-Commercialization Agreement as soon as possible after such * (*) day period and (2) without limiting the generality of the foregoing, after the expiration of such * (*) day period, each produce a list of issues on which they have failed to reach agreement and submit its list to the JSC to be resolved in accordance with Section 2.1.5.

3.12.2                          Co-Commercialization Plan.  As soon as practicable following the exercise by ARQULE of a Co-Commercialization Option, the USJMC shall prepare a co-commercialization plan (the “Co-Commercialization Plan”) for each Co-Commercialized Licensed Product for the Co-Commercialization Territory which shall include, but not be limited to, (a) demographics and market dynamics, market strategies, and estimated launch date of such Co-Commercialized Licensed Product in the Co-Commercialization Territory, (b) a sales and expense forecast (including at least five (5) years of estimated sales and expenses), manufacturing plans and targeted label claims for such Co-Commercialized Licensed Product in the Co-Commercialization Territory, (c) a marketing plan (including five (5) year advertising and Detailing forecasts and Pricing strategies) for such Co-Commercialized Licensed Product in the Co-Commercialization Territory, (d) a five (5) year budget for such Co-Commercialized Licensed Product for the Co-Commercialization Territory, and (e) sales force strategy, training plans, territorial divisions and allocation of targeted audience.  The USJMC shall use reasonable commercial efforts to prepare such Co-Commercialization Plan within * (*) days after ARQULE’s exercise of its Co-Commercialization Option.  The Co-Commercialization Plan shall be updated by the USJMC not less than annually.  The Co-Commercialization Plan and annual written updates thereto shall be approved by the USJMC by a date to be established by the USJMC taking into account DS’s and ARQULE’s annual budget planning calendars, but no later than December 31 of each Calendar Year.

3.12.3         Labeling.  All product labels for Co-Commercialized Licensed Products shall include, in equal prominence, the names of both DS and ARQULE.  The JSC shall have the responsibility of meeting not less frequently than annually and deciding whether changes in the particular appearance in labeling of packaging and containers of Co-Commercialized Licensed Products or in the product information are required.

3.12.4         Cooperation; Additional Information.  In connection with ARQULE’s consideration of the exercise of a Co-Commercialization Option with respect to each Licensed Product, DS shall provide ARQULE with any information Controlled by DS and reasonably requested by ARQULE that is necessary or useful to ARQULE in determining whether to exercise such Co-Commercialization Option.

3.13         Expansion of the Field.  If at any time during the Term of this Agreement, either Party desires to add one or more Non-Cancer Indications to the Field that it wishes to pursue with respect to a Collaboration Compound or Licensed Product for purposes of this Agreement, such Party shall give written notice to the other Party, specifying the particular Collaboration Compound or Licensed Product and Non-Cancer Indication (each, an “Indication Proposal Notice”).  The other Party shall consider each such Indication Proposal Notice in good faith and shall, on or before * (*) days from the date of the Indication Proposal Notice, provide the proposing Party with a written response as to whether or not it is willing to add such Non-Cancer Indication to the Field, which consideration shall include a determination by the other Party in good faith as to whether it Controls the Technology and Patent Rights applicable to such Collaboration Compound or Licensed Product for such Non-Cancer Indication.  If the other Party indicates in its response that it is willing to add such Non-Cancer Indication to the Field, the Parties shall for a period of * (*) days from the date the proposing Party receives the written response from the other Party negotiate in good faith to complete and execute any amendment to this Agreement that may be required to add the Non-Cancer Indication to the definition of Field for purposes of this Agreement, including, without limitation, the inclusion of any amendments to the applicable Global Development Plans, and/or Product Commercialization Plans, as well as any amendments to the compensation payable by DS pursuant to Article 4, that may be required to add such Non-Cancer Indication to the Field; provided, that, (a) if any such Non-Cancer Indication is added to the Field, the royalties for such Non-Cancer Indication will be the same as for the other Targeted Indications and (b) such Non-Cancer Indication will be included as a Targeted Indication for purposes of determining whether a Milestone Event has been achieved in Section 4.2.1.  Upon the execution of such amendment by the Parties, any Non-Cancer Indication on which the Parties so agree shall be referred to herein as an “Approved Non-Cancer Indication” for purposes of this Agreement.

3.14         Additional Cancer Indications.  Either Party may at any time propose to the JDC a Clinical Trial of a Licensed Product for a Cancer Indication for the treatment of a type of tumor that is not already included in the Global Development Plan, and is not a type of tumor that is within the scope of an approved Cancer Indication for a Licensed Product that has received Commercialization Regulatory Approval (a “New Cancer Indication”).  The JDC shall consider such proposal and if such Clinical Trial is not approved by the JDC within * (*) days of the date that such trial was proposed to the JDC (or in the event such trial was proposed to the JDC other than at a meeting of the JDC, within * (*) days of the date that the JDC first meets (whether in person or by teleconference) following the date such trial was proposed to the JDC), then the matter shall be resolved as a Joint Decision as set forth in Section 2.2.5.  During the decision period, the proposing Party shall timely provide all information reasonably requested by any member of the JDC that would be material to making a determination as to whether such proposed Clinical Trial should be approved.  If such Clinical Trial is not approved by the JSC or the Designated Senior Officers, then the proposing Party shall have the right to conduct such Clinical Trial, at is own expense, unless the JSC or the Designated Senior Officers determine, as a Joint Decision, that there is a substantial safety risk in the proposed Clinical Trial that is greater than the safety risk in other Clinical Trials of the same Licensed Product being conducted by the Parties for other Targeted Indications, or that there is a material risk of adversely affecting the label of the Licensed Product for other Targeted Indications as a result of the proposed Clinical Trial.  The Party conducting such proposed Clinical Trial shall furnish the other Party with a copy of the proposed protocol at least * (*) days prior to submission to the FDA or EMEA, as applicable, and shall give good faith consideration to comments received from the other Party within such * (*) day period.  If the Licensed Product involved in such Clinical Trial receives Commercialization Regulatory Approval in the United States, in any Major European Country or from the EMEA for the New Cancer Indication, then the other Party shall reimburse the proposing Party for *% of the External Development Costs relating to such Clinical Trial (“Total

Reimbursable Costs”) that the other Party would have otherwise been responsible for if the JDC would have approved such trial (i.e., *% of *% of the External Development Costs incurred in such Clinical Trial), provided that, (a) in the event that Commercialization Regulatory Approval is obtained in the United States prior to its being obtained from the EMEA or in any Major European Country, then the other Party shall reimburse the proposing Party for * percent (*%) of the Total Reimbursable Costs and shall only be responsible for reimbursing the remaining * (*%) of the Total Reimbursable Costs at such time as Commercialization Regulatory Approval is obtained from either the EMEA or in any Major European Country and (b) in the event that Commercialization Regulatory Approval is obtained from either the EMEA or in any Major European Country prior to its being obtained in the United States, then the other Party shall reimburse the proposing Party for * percent (*%) of the Total Reimbursable Costs and shall only be responsible for reimbursing the remaining * percent (*%) of the Total Reimbursable Costs at such time as Commercialization Regulatory Approval is obtained in the United States.  The foregoing right may only be exercised once in any twenty-four month period by each Party.  No milestone payments will be due for such a Clinical Trial until Commercialization Regulatory Approval is obtained in the United States, the EMEA or any Major European Country, as applicable; provided that if Commercialization Regulatory Approval is obtained in a “niche” Targeted Indication that will not materially increase the sale of the Licensed Product, as determined by the JSC as a Joint Decision, then no milestone payments will be due for the conduct of such Clinical Trial or as a result of such Commercialization Regulatory Approval.  If Commercialization Regulatory Approval is obtained in the Target Indication that is not in a “niche” Targeted Indication that will materially increase the sale of the Licensed Product, as determined by the JSC as a Joint Decision, then all milestones based on Clinical Trials and Commercialization Regulatory Approval of the Targeted Indication will be due upon receipt of Commercialization Regulatory Approval (unless the relevant number of milestones have been fully paid for other Targeted Indications).  The rights provided by this section shall apply only to New Cancer Indications.  Neither Party shall, unless expressly approved by the JDC, have the right to conduct a Clinical Trial for a Cancer Indication that is not a New Cancer Indication.  Examples of Cancer Indications that are not New Cancer Indications, include, but are not limited to, new dosing regimens, combinations with other therapeutic agents, patient sub-sets, and line of therapy for a tumor when the tumor is already within the Global Development Plan, or the tumor is already within the scope of an approved Cancer Indication for a Licensed Product that has received Commercialization Regulatory Approval.  For the avoidance of doubt, DS’s obligations with respect to Regulatory Filings of Licensed Products under Section 3.1.4(b) and the Commercialization of Licensed Products under Section 3.6.1 shall apply to Licensed Products for New Cancer Indications.

3.15         Additional Phase 5 Clinical Trials.  In the event that DS proposes a Phase 5 Clinical Trial that is not approved by the JDC or the JSC, DS may, at its option, conduct such Phase 5 Clinical Trial at its sole expense, unless the JSC or the Designated Senior Officers determine, as a Joint Decision, that there is a substantial safety risk in such Phase 5 Clinical Trial that is greater than the safety risk in other Clinical Trials of the same Licensed Product being conducted by the Parties, or that there is a material risk of adversely affecting the label of the Licensed Product as a result of such Phase 5 Clinical Trial.  DS shall furnish ARQULE with a copy of the proposed protocol at least * (*) days prior to the submission to the FDA, the EMEA or the Regulatory Authority in any Major European Country, if so submitted and as applicable, and shall give good faith consideration to comments received from ARQULE within such * (*) day period.  The out of pocket costs and internal costs incurred by DS in conducting such Phase 5 Clinical Trial shall not constitute a Shared Development Cost that is reimbursable under Section 3.11.

4.             PAYMENTS

4.1          Up-front Fee.  DS shall pay ARQULE a non-refundable, non-creditable up-front fee (the “Upfront Fee”) in the aggregate amount of Sixty Million Dollars (U.S. $60,000,000), payable by wire transfer in accordance with the wire transfer instructions of ARQULE provided in writing to DS, at the later of (i) thirty (30) days after the execution of the Binding Letter of Intent or (ii) within five (5) Business Days after the waiting period under the Hart-Scott-Rodino Act has expired or earlier been terminated.

4.2           Milestone Payments.

4.2.1        Milestones.

(a)           Development and Regulatory Milestones.  Subject to Sections 4.2.2(c) and (d), DS shall make the following non-refundable payments to ARQULE within * (*) days after the occurrence of each of the following milestone events for each Licensed Product that achieves each such milestone:

Milestone Event	Milestone Payment

1. *	$* million

2. *	$* million

3. *	$* million

4. *	$* million

5. *	$* million

6. *	$* million

7. *	$* million

8. *	$* million

9. *	$* million

10. *	$* million

Milestone Event	Milestone Payment

11. *	$* million

12. *	$* million

13. *	$* million

14. *	$* million

15. *	$* million

16. *	$* million

17. *	$* million

18. *	$* million

19. *	$* million

20. *	$* million

(b)           Sales Milestones.  In addition to the milestone payments contemplated by Section 4.2.1(a), DS shall make each of the following non-refundable, one-time

(1)           DS agrees to use best industry practices in order to execute the First Commercial Sale.

payments to ARQULE within * (*) days after the first occurrence of the corresponding milestone event for the applicable Licensed Product:

Milestone Event	Milestone Payment

Annual Net Sales in a Calendar Year of $* million	$* million

Annual Net Sales in a Calendar Year of $* million	$* million

Annual Net Sales in a Calendar Year of $* billion	$* million

Annual Net Sales in a Calendar Year of $* billion	$* million

4.2.2        Notice and Payment of Milestones.

(a)           Definition of Indication.  For purposes of clarity, the use of the term Targeted Indication, if it is a Cancer Indication, in Section 4.2.1(a) above shall refer to a particular tumor type and not to changes in, or expansion of, the regulatory label applicable to a given tumor type.

(b)           Notice of Milestone Events.  DS shall provide ARQULE with prompt written notice upon each occurrence of a milestone event set forth in Section 4.2.1.  In the event that, notwithstanding the fact that DS has not given such a notice, and ARQULE believes any such milestone event has occurred, it shall so notify DS in writing and shall provide to DS the data, documentation or other information that supports its belief.  Any dispute under this Section 4.2.2 that relates to whether or not a milestone event has occurred shall first be referred to the JSC to be resolved in accordance with Section 2.1.5, but if not resolved as set forth in Section 2.1.5, shall be subject to arbitration under Section 12.1.

(c)           Skipped Milestones.  If at the time any given milestone payment set forth in Section 4.2.1 is due and one or more preceding milestone payments for antecedent milestone events,  for the same Indication in the case of development and regulatory milestones, have not been paid, then such unpaid preceding milestone payments shall be paid at such time as well.  For example, (i) if a milestone payment is made for the Acceptance of a Drug Approval Application with respect to a Licensed Product for the second Indication but no Phase 3 Clinical

Trials were conducted with respect to that Licensed Product for the second Indication, the milestone payment associated with the Initiation of a Phase 3 Clinical Trial for that Licensed Product will be paid concurrently with the milestone payment for the Acceptance of a Drug Approval Application for the second Indication and (ii) if the first Calendar Year in which Net Sales reach $* million is also the first Calendar Year in which Net Sales reach $* million, then both the milestone payment for achievement of $* million of Net Sales and the milestone payment for achievement of $* million of Net Sales will be paid concurrently.

(d)           MiT Tumor Milestones.  Notwithstanding anything to the contrary in this Section 4.2.1, in the event both of (i) the milestone event numbers 4, 8, 12, 16 or 20 in Section 4.2.1(a) above (the “MiT Tumor Milestones”) and (ii) milestone event numbers 3, 7, 11, 15 or 19 in Section 4.2.1(a) above occurs, only the corresponding milestone payments to the early to occur milestone events between (i) and (ii) shall be paid.  For the purposes of determining occurrence of other milestone events, the MiT Tumor Milestones shall not be counted in the first, second or third Indications.

4.3          Payment of Royalties; Royalty Rates; Accounting and Records.

4.3.1        Payment of Royalties.  DS shall pay ARQULE a royalty based on Annual Net Sales of each Licensed Product in the Territory in each Calendar Year (or partial Calendar Year) commencing with the First Commercial Sale of such Licensed Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Licensed Product, at the following rates:

Annual Net Sales Increment in the Territory	Royalty Rate applicable for such tier

Up to $* million	*%

Above $* million, but less than or equal to $* billion	*%

Above $* billion	*%

(a)           Adjustments to Royalties.

(i)            In the event that a Licensed Product is sold as part of a Combination Product, where “Combination Product” means any unified dose (e.g., not a kit of two separate and distinct drug dosage forms) of pharmaceutical product which is comprised of Licensed Product and other therapeutically active compound(s) and/or ingredients (collectively the “Other Products”), Net Sales of Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the Other Products sold separately in finished form, in each case in the country of sale of the Combination Product in the Calendar Quarter of such sale.  In the event that no separate sales are made of either the Licensed Product or the Other Products, the reasonably estimated commercial value thereof will be used instead of the sale price.  Each of “weighted average sale price” and “reasonably estimated commercial value” shall be determined as set forth below:

“Weighted average sale price” and “reasonably estimated commercial value,” as the case may be, for a Licensed Product and Other Products shall be calculated once at the commencement of each Calendar Year and such amount shall be used during all applicable royalty reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Licensed Product or Other Products, the weighted average sale price shall be calculated by dividing the Net Sales (translated into U.S. dollars in accordance with Section 4.3.5 hereof) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Licensed Product or Other Products.  “Estimated commercial value” shall be determined by agreement of the Parties using criteria to be mutually agreed upon by the Parties.  If the Parties do not agree, such dispute shall be first referred to the JSC to be resolved in accordance with Section 2.1.5, but if not resolved as set forth in Section 2.1.5, shall be resolved in accordance with Section 12.1 hereof.  In the Calendar Year in which the First Commercial Sale occurs, a forecasted weighted average sale price will be used for the License Product and Other Products, if applicable.  Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

(ii)           Generic Licensed Products.  In the event that one or more Third Parties sell a Generic Licensed Product (as defined below) in any country in which a Licensed Product is then being sold by DS, then, (i) during any Calendar Quarter in which sales of the Generic Licensed Product by such Third Parties are equal to or greater than * percent (*%) but less than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country (as measured by prescriptions or other similar information available from a Third Party Data Provider and applicable to such country) the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 4.3.1 shall be reduced by * percent (*%) and (ii) during any Calendar Quarter in which sales of the Generic Licensed Products by such Third Parties are equal to or greater than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country (as measured by prescriptions or other similar information available from a Third Party Data Provider and applicable to such country) the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 4.3.1 shall be reduced by * percent (*%).  Notwithstanding the foregoing, (i) DS’s obligation to pay royalties at * percent (*%) of the applicable royalty rates shall be reinstated on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Generic Licensed Products account for less than * percent (*%) but more than * percent (*%) of aggregate unit sales of Licensed Products and Generic Licensed Products in such country and (ii) DS’s obligation to pay royalties at the full royalty rates shall be reinstated on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Generic Licensed Products account for * percent (*%) or less of aggregate unit sales of Licensed Products and Generic Licensed Products in such country.  For purposes of this Section 4.3.1(a)(ii), a “Generic Licensed Product” means a pharmaceutical product that contains the same active ingredient as a Licensed Product and is bioequivalent to such Licensed Product; provided, that, any product sold by DS or any Affiliate or licensee of DS shall not be a Generic Licensed Product for purposes of this Agreement.

(b)           Limit on Royalty Reductions.  Notwithstanding Sections 4.3.1(a)(ii), in no event shall the royalties owed under Sections 4.3.1 with respect to a Licensed

Product in a country be reduced by operation of Sections 4.3.1(a)(ii), by more than * percent (*%) of what would otherwise be owed under Section 4.3.1 with respect to such Licensed Product in such country.

(c)           Payment Dates and Reports.  Royalty payments shall be made by DS within * (*) days after the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs.  DS shall also provide, at the same time each such payment is made, a report showing: (a) the Net Sales of each Licensed Product by type of Licensed Product and country in the Territory; (b) the total amount of deductions from gross sales to determine Net Sales; (c) the applicable royalty rates for Licensed Products in each country in the Territory after applying any reductions set forth above; and (d) a calculation of the amount of royalty due to ARQULE.

4.3.2        Records; Audit Rights.  DS and its Affiliates and Sublicensees shall keep and maintain for * (*) years, or such other period of time as required by Applicable Laws if longer than * (*) years, from the date of each payment of royalties hereunder complete and accurate records of gross sales and Net Sales by DS and its Affiliates and Sublicensees of each Licensed Product, in sufficient detail to allow royalties to be determined accurately.  ARQULE shall have the right for a period of * (*) years, or such other period of time as required by Applicable Laws if longer than * (*) years, after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to DS to audit the relevant records of DS and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined.  DS and its Affiliates and Sublicensees shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from ARQULE.  Such audit right shall not be exercised by ARQULE more than once in any Calendar Year or more than once with respect to sales of a particular Licensed Product in a particular period.  All records made available for audit shall be deemed to be Confidential Information of DS.  The results of each audit, if any, shall be binding on both Parties absent manifest error.  In the event there was an underpayment by DS hereunder, DS shall promptly (but in any event no later than * (*) days after DS’s receipt of the report so concluding) make payment to ARQULE of any shortfall.  Should the audit lead to the discovery of a discrepancy to DS’s detriment, then DS may credit the amount of the discrepancy without interest against any future payments due to ARQULE under Section 4.3.1.  ARQULE shall bear the full cost of such audit unless such audit discloses an underreporting by DS of more than * percent (*%) of the aggregate amount of royalties payable in any Calendar Year, in which case DS shall reimburse ARQULE for all costs incurred by ARQULE in connection with such audit.

4.3.3        Overdue Payments.  All royalty payments not made within the time period set forth in Section 4.3.1(c), including underpayments discovered during an audit, and all milestone payments not made within the time period specified in Section 4.3.1, shall bear interest at a rate of * percent (*%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws.  Any such overdue royalty or milestone payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

4.3.4        Payments; Withholding Tax.

(a)           Payments in U.S. Dollars.  All payments made by DS under this Article 4 shall be made by wire transfer in U.S. dollars in accordance with instructions given in writing from time to time by ARQULE.

(b)           Withholding Taxes.  If Applicable Laws require withholding of income or other taxes imposed upon any payments made by DS to ARQULE under this Agreement, DS shall (i) make such withholding payments as may be required, (ii) subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to ARQULE within a reasonable period of time, and (iv) promptly provide ARQULE with all official receipts with respect thereto.  DS shall render ARQULE reasonable assistance in order to allow ARQULE to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

4.3.5        Foreign Currency Exchange.  All payments to be made by DS to ARQULE or by ARQULE to DS under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer to such bank account as may be designated in writing by the other Party from time to time.  If, in any Calendar Quarter, Net Sales are made in any currency other than United States dollars, such Net Sales shall be converted into United States dollars using the conversion rate as of the last day of such Calendar Quarter as published in the Wall Street Journal.

5.             CONFIDENTIALITY

5.1           Confidentiality.

5.1.1        Confidentiality Obligations.  ARQULE and DS each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party.  ARQULE and DS each agrees that, subject to Sections 5.1.2 and 5.3, (a) it will not disclose, and will cause its Affiliates and sublicenses (or Sublicensees, as the case may be) not to disclose, any Confidential Information or Proprietary Materials of the other Party, and (b) it will not use, and will cause its Affiliates and Sublicensees not to use, any Confidential Information or Proprietary Materials of the other Party except as expressly permitted hereunder.  The obligations of each Party under this Section 5.1.1 shall remain in effect during the Term and for an additional ten (10) years following the expiration or termination of this Agreement.

5.1.2        Limited Disclosure.  ARQULE and DS each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to (a) any employee, consultant or Affiliate of such other Party who requires such Confidential Information or Proprietary Materials for a Party to exercise its rights or carry out its responsibilities under this Agreement or (b) Third Party subcontractor engaged by a Party under an agreement approved by the JDC pursuant to Section 6.2.1 to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations as described in Section 5.1.3.  In addition, ARQULE and DS each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party, and (c) for any other purpose with the other Party’s consent, not to be unreasonably withheld.  In addition, each Party agrees that the other Party may disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials (A)

as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement; or (B) as required by Applicable Laws as determined by the disclosing Party in its reasonable discretion; provided, that, in the case of any disclosure under this clause (B), the disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.  Notwithstanding the foregoing, (x) DS may disclose Mechanism of Inhibition Information only to individuals who are employees of DS and its Affiliates, who are directly engaged in the Development of a Collaboration Compound and who require such Mechanism of Inhibition Information in order to perform the Development activities assigned to them (each, a “Permitted Employee”), and not to consultants, Third Party subcontractors and (y) DS may not include any Mechanism of Inhibition Information in any hardcopy or electronic database or other archive to which any person who is not a Permitted Employee has access.

5.1.3        Employees, Consultants and Third Party Subcontractors.  ARQULE and DS each hereby represents that all of its employees and consultants, all of the employees and consultants of its Affiliates, and all of its Third Party subcontractors who participate in the activities of the Collaboration or have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder.  Each Party will be liable to the other for any disclosure or misuse by its employees, consultants, Affiliates or Third Party subcontractors of Confidential Information or Proprietary Materials of the other Party.

5.2           Publicity.  The Parties acknowledge that the terms of this Agreement constitute Confidential Information of each Party and may not be disclosed except as permitted by Sections 5.1.2 and 5.2.  Notwithstanding the foregoing, the terms of this Agreement may be disclosed by a Party to investment bankers, analysts, investors and potential investors, lenders and potential lenders and other sources and other potential sources of financing, or any acquirer or merger partner and potential acquirer or merger partner but only to the extent reasonably necessary.  In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation.  In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party.  Except for public announcements of the occurrence of any milestone event and any event that ARQULE reasonably believes is material under Applicable Laws, neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 5.3 and not subject to this Section 5.2) related to the Development Program without the prior written consent of the other Party.  Each Party shall provide the other Party an advance copy of any proposed press release relating to this Agreement or any Licensed Product to the extent reasonably practicable and shall consider any comments or proposals for a joint press release if agreed to by the Parties.

5.3           Publications and Presentations.  The Parties acknowledge that scientific publications and presentations must be strictly monitored to prevent any adverse effect from premature publication or dissemination of results of the activities hereunder.  Each Party agrees that, except as required by Applicable Laws, it shall not publish or present, or permit to be published or presented, the results of the Development Program without the prior review by and written approval of the other Party.  Each Party shall provide to the other Party the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including, without limitation, information to be presented verbally) that relate to the Development Program at least * (*) days prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such * (*) day period, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to * (*) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation that it reasonably believes may be patentable.  Notwithstanding the foregoing, in the event that a

Party reasonably requests a response by the other Party in less than * (*) days, then the reviewing Party shall use Commercially Reasonable Efforts to respond in the time period requested.  Once such abstracts, manuscripts or presentations have been reviewed and approved by each Party, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication.  Each Party also shall have the right to require that any of its Confidential Information that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.  Each Party (a) expressly acknowledges that the other Party’s business may be substantially dependent on its ability to publish results in scientific journals, presentation at scientific conferences and meetings and (b) agrees that it shall not unreasonably withhold, condition or delay its consent to any request by the other Party to publish results of the Development Program in accordance with its internal publication guidelines.

5.4           Prior Approved Publication.  Notwithstanding Sections 5.2 and 5.3, either Party may include in a public disclosure or in a scientific or medical publication or representation, without prior delivery to or review by the other Party, any information which has previously been included in a public disclosure or scientific or medical publication that has been reviewed pursuant to Section 5.2 or Section 5.3 or published or publicly disclosed by the other Party.

5.5           Mechanism of Inhibition Information.  Notwithstanding anything to the contrary set forth herein, including without limitation, the right to disclose Confidential Information of ARQULE set forth in Section 5.2 and the rights to publish set forth in Section 5.3, DS shall in no event disclose any Mechanism of Inhibition Information.

6.             LICENSE GRANTS; EXCLUSIVITY

6.1           Licenses.

6.1.1        ARQULE License Grants.

(a)           Development Program.  Subject to the other terms of this Agreement, ARQULE hereby grants to DS an exclusive, except as to ARQULE as set forth herein, royalty-free, worldwide license or sublicense (with respect to Licensed Technology and Licensed Patent Rights licensed by Third Parties to ARQULE) during the Term, with the right to grant sublicenses solely as provided in Section 6.2.1, under Licensed Technology and Licensed Patent Rights for the sole purpose of conducting DS Development Activities as part of the Development Program, including without limitation, the Manufacture of Collaboration Compounds and Licensed Products for use in Development.

(b)           Commercialization Licenses.  Subject to the other terms of this Agreement, ARQULE hereby grants to DS (i) an exclusive, except as to ARQULE as set forth herein, royalty-bearing license or sublicense (with respect to Licensed Technology and Licensed Patent Rights licensed by Third Parties to ARQULE) during the Term, with the right to grant sublicenses subject to Section 6.2.2, under Licensed Technology and Licensed Patent Rights for the sole purpose of Commercializing Co-Commercialized Licensed Products in the Field in the U.S. Territory and (ii) an exclusive (even as to ARQULE), royalty-bearing license or sublicense (with respect to Licensed Technology and Licensed Patent Rights licensed by Third Parties to ARQULE) during the Term, including the right to grant sublicenses solely as provided in Section 6.2.2, under Licensed Technology and Licensed Patent Rights for the sole purpose of Commercializing Licensed Products in the Field in the ROW Territory.

6.1.2        DS License Grants.

(a)           Development Program.  Subject to the other terms of this Agreement, DS hereby grants to ARQULE a non-exclusive, royalty-free, worldwide license during the Term, with the right to grant sublicenses solely as provided in Section 6.2.1, under DS Technology, DS Patent Rights for the sole purpose of conducting ARQULE Development Activities as part of the Development Program.

(b)           Co-Commercialized Licensed Products.  Subject to the other terms of this Agreement, DS hereby grants to ARQULE a non-exclusive, royalty-free license during the Term, without the right to grant sublicenses, under DS Technology and DS Patent Rights for the sole purpose of Commercializing Co-Commercialized Licensed Products in the Field in the U.S. Territory.

(c)           Licensed Products.  Subject to the other terms of this Agreement, DS hereby grants to ARQULE a non-exclusive, perpetual, royalty-free, worldwide license, with the right to grant sublicenses solely as provided in this Section 6.1.2(c), under DS Technology, DS Patent Rights and DS’s interest in Joint Technology and Joint Patent Rights, to develop, have developed, make, have made, sell, have sold, import and have imported Licensed Products for any and all uses within and outside of the Field outside the Territory.  ARQULE shall have the right to grant sublicenses under the license granted to it under this Section 6.1.2(c) solely to Third Party licensees and collaborators (i) that are developing and/or commercializing Licensed Products outside of the Territory and (ii) that have granted ARQULE the reciprocal right to include Technology and/or Patent Rights of such Third Party licensee or collaborator as Licensed Technology and/or Licensed Patent Rights under this Agreement.

6.1.3        Disclosure of Technology.  Each Party shall disclose to the other Party all Technology and Patent Rights Controlled by such Party that is reasonably necessary or useful for the Development, or Commercialization of Licensed Products, and all such Technology and Patent Rights shall be included in the licenses granted in this Section 6.1.

6.2           Right to Sublicense.

6.2.1        Development Program Licenses.  Notwithstanding anything contained herein to the contrary, either Party shall have the right to grant sublicenses under the license granted to it under Sections 6.1.1(a) and 6.1.2(a), respectively, solely to Third Party subcontractors engaged by such Party to perform designated functions related to the conduct of Development activities under the Development Program or to Affiliates; provided, that, (a) except as to sublicenses to Affiliates, such Party shall obtain the prior approval of the JDC, as reflected in minutes of the JDC, to each sublicense grant; (b) such Party shall remain responsible for the satisfactory accomplishment of such work in accordance with the terms and conditions of this Agreement; and (c) each such Third Party subcontractor shall enter into a written agreement containing such provisions as are normal and customary for similar types of agreements.

6.2.2        Commercialization Licenses.  DS shall have the right to grant sublicenses to Sublicensees and Affiliates of DS under the Commercialization license granted to it under Section 6.1.1(b), with respect to Licensed Products for sale in the Territory in the Field;

provided, that, (a) to the extent any such sublicense is with respect to the Commercialization of a Licensed Product in the United States to an entity other than an Affiliate of DS, DS shall obtain the prior written consent of ARQULE, which may be withheld in its sole discretion; (b) it shall be a condition of any such sublicense that such Sublicensee or Affiliate of DS agrees to be bound by all terms of this Agreement applicable to the Commercialization of Licensed Products in the Field in the Territory (including, without limitation, Article 5); (c) DS shall provide written notice to ARQULE of any such proposed sublicense at least * (*) days prior to such execution and provide copies to ARQULE of each such sublicense within ten (10) days of its execution; (d) if DS grants a sublicense to a Sublicensee or Affiliate of DS, DS shall be deemed to have guaranteed that such Sublicensee or Affiliate of DS will fulfill all of DS’s obligations under this Agreement applicable to the subject matter of such sublicense; (e) DS shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense.

6.3           No Other Rights.  DS shall have no rights to use or otherwise exploit ARQULE Technology, ARQULE Patent Rights, or ARQULE Proprietary Materials, and ARQULE shall have no rights to use or otherwise exploit DS Technology, DS Patent Rights or DS Proprietary Materials, in each case, except as expressly set forth herein.

6.4           Exclusivity.

6.4.1        ARQULE.  During the Term of this Agreement, ARQULE shall not, and shall cause each of its Affiliates to not, conduct any activity, either on its own, or with, for the benefit of, or sponsored by any Third Party, or sponsor any activity by a Third Party, in any case that involves the development or commercialization, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by ARQULE or any of its Affiliates for the express purpose of developing or commercializing, any c-MET Inhibitor in the Territory except *.

6.4.2        DS.  During the Term of this Agreement, DS shall not, and shall cause each of its Affiliates to not, conduct any activity, either on its own, or with, for the benefit of, or sponsored by any Third Party, or sponsor any activity by a Third Party, in any case that that involves the development or commercialization, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by DS or any of its Affiliates for the express purpose of developing or commercializing (a) any Collaboration Compound or Licensed Product (i) * or (ii) within the Territory for any use outside of the Field or (b)* except (A) hereunder in the Development Program or the Development or Commercialization of Licensed Products and (B) in connection with the conduct of any Permitted Transactions.

6.4.3        Future Negotiations.  Notwithstanding any provision of this Agreement or the Existing License Agreement, at the request of DS, ARQULE agrees to negotiate in good faith with DS (i) to permit DS to negotiate and enter into an agreement with Kyowa with respect to the Development and/or Commercialization of Licensed Products in the Asian Territory and (ii) to discuss the release of DS from the restriction set forth in Section 6.4.2(b) in order to permit DS to develop and/or commercialize * that is not * of * or * in the Asian Territory.

6.4.4        Permitted Transactions.  If either Party enters into an agreement for a Permitted Transaction, all Technology and Patent Right granted to such Party under the Permitted Transaction shall be included without further action in the licenses granted to the other Party by Section 6.1.1 or 6.1.2.

6.5           Use of Third Party Technology.

6.5.1        Existing License Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, any royalties (or any other payments) to be paid under the Existing License Agreement shall be the sole responsibility of ARQULE.

6.5.2        Additional Third Party Development Technology.  Neither Party shall have any obligation to use any Patent Rights (other than the Licensed Patent Rights, Joint Patent Rights or DS Patent Rights) in connection with the Development or Commercialization of any Collaboration Compound or Licensed Product, and each Party hereby agrees that, except as provided in the Global Development Plan or as agreed to between the Parties following a proposal submitted in accordance with this Section 6.5.2, it shall not use any Technology owned or controlled by a Third Party (“Third Party Development Technology”) in the Development and/or Commercialization of any Collaboration Compound or Licensed Product if the other Party would thereby be required to pay a royalty or other compensation to the Third Party holder of rights to that Technology in connection therewith.  Either Party may at any time during the Term submit to the other Party and to the JDC a proposal to license Third Party Development Technology that such party reasonably believes would be necessary or useful in order to Develop or Commercialize any Collaboration Compound or Licensed Product.  Such proposal shall contain, at a minimum, information supporting the rationale for such license from a scientific, regulatory and commercial standpoint, an estimated Development critical path and a good faith estimate of the cost of such license.  Any decision with respect to the license of any such Third Party Development Technology shall be a Unanimous Decision for purposes of this Agreement.  If, in making any such Unanimous Decision, the JDC is unable to reach a determination with respect to any issue relating to a proposed license agreement, then such issue shall be resolved in accordance with the procedures set forth in Section 2.1.5.  If such issue cannot be resolved pursuant to Section 2.1.5, then neither Party shall proceed with the activities in the conduct of the Development Program to the extent doing so would infringe such Third Party Development Technology.  If the JDC determines, as a Unanimous Decision, that a license to such Third Party Development Technology should be obtained, (a) unless otherwise determined by the JDC, the Party that submitted the proposal shall be responsible for negotiating and executing such license agreement and (b) the Parties shall * for * percent (*%) of the * in such license agreement with respect to the license of such Third Party Development Technology.

7.             INTELLECTUAL PROPERTY RIGHTS

7.1           ARQULE Intellectual Property Rights.  ARQULE shall have sole and exclusive ownership of all right, title and interest, or exclusive license rights, on a worldwide basis in and to any and all ARQULE Technology and ARQULE Patent Rights.

7.2           DS Intellectual Property Rights.  DS shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all DS Technology, Product Trademark and DS Patent Rights.

7.3           Joint Intellectual Property Rights.  DS and ARQULE shall jointly own all Joint Technology and Joint Patent Rights.  Notwithstanding anything to the contrary contained herein or under Applicable Laws, except to the extent exclusively licensed to one Party under this

Agreement set forth herein, the Parties hereby agree that, except as prohibited by Section 6.4, either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology, Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for use outside the Field, or for use in the Field in connection with products that are not c-MET Inhibitors, without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party; provided, that, during the Term of this Agreement, neither Party may use or license or sublicense to Third Parties all or any portion of its interest is Joint Technology and/or Joint Patent rights or jointly owned Confidential Information or Proprietary Materials for use in the Field in connection with any product that is a c-MET Inhibitor.

7.4           Patent Coordinators.  ARQULE and DS shall, by written notice to the other Party, each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement.  Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.  The initial Patent Coordinators shall be:

For ARQULE: Robert Connaughton, Deputy General Counsel, ARQULE, INC.

For DS: Dr. Kazuo Sato, General Manager, Intellectual Property, DAIICHI SANKYO, CO., LTD.

7.5           Inventorship.  The Patent Coordinators shall initially determine inventorship of Program Technology under U.S. patent law.  In case of a dispute between the Patent Coordinators over inventorship and, as a result, whether any particular Technology is ARQULE Technology, DS Technology or Joint Technology, such dispute shall be resolved according to U.S. patent law.

8.             FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

8.1           Patent Filing, Prosecution and Maintenance.

8.1.1        DS’s Prosecution Rights.

(a)           DS Program Technology.  Subject to Sections 8.1.4 and 8.1.5, DS, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance, at its sole cost and expense, of Patent Rights covering DS Program Technology.  At DS’s request, ARQULE shall cooperate with DS in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of such Patent Rights, including but not limited to obtaining assignments to reflect chain of title consistent with the terms of this Agreement, gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable.

(b)           DS Background Technology.  DS, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights covering DS Background Technology.

8.1.2        ARQULE Prosecution Rights.

(a)           ARQULE Program Technology.  Subject to Sections 8.1.4 and 8.1.5, ARQULE, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance, at its sole cost and expense, of Patent Rights covering ARQULE Program Technology.  At ARQULE’s request, DS shall cooperate with and assist ARQULE in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of such Patent Rights, including but not limited to obtaining assignments to reflect chain of title consistent with the terms of this Agreement, gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable.

(b)           ARQULE Background Technology.  ARQULE, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights covering ARQULE Background Technology.

8.1.3        Joint Prosecution.  In the case of Joint Patent Rights, the Parties shall meet through the Patent Coordinators or hold a teleconference or video conference to discuss in good faith and agree upon the content and form of any application for a Joint Patent Right and hereby agree that only the application in the form as agreed between the Parties may be filed in respect of the Joint Patent Rights.  Any dispute between the Patent Coordinators shall be released to the JSC for resolution pursuant to Section 2.1.5.  The Parties shall share the costs equally in respect of the preparation of the application, filing, prosecution, grant and maintenance of any Joint Patent Right jointly filed; and jointly instruct an appropriately qualified patent attorney to draft, file and prosecute the application and each Party will have equal control over the prosecution of the filing such that the patent attorney will only be able to act on unanimous instructions.  In the event that one Party is (i) not interested, or (ii) not willing to equally share the related cost and expense, with respect to any Joint Patent Rights in a given country, then the other Party shall have the right, at its own cost and expense, to file for and prosecute such Joint Patent Rights in such country in both Parties’ names.

8.1.4        Information and Cooperation.  Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 8.1 (a “Filing Party”) shall (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder for Program Technology and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing, filing countries or regions, and contents of any such application, amendment, submission or response.  The advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing.  Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights covering any Program Technology under this Section 8.1; provided, however, if the Filing Party incurs any additional expense as a result of any such request, the Non-Filing Party shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other activities.  In addition, DS agrees that if ARQULE claims any action taken under Section 8.1.1(a) would be detrimental to Patent Rights covering ARQULE Background Technology, ARQULE shall provide written notice to DS and the Patent Coordinators shall, as promptly as possible thereafter, meet to discuss and resolve such matter and, if they are unable to resolve such matter, the Parties shall refer such matter to a mutually agreeable outside patent counsel for resolution.

8.1.5        Abandonment.

(a)           Patent Rights owned solely by ARQULE or DS.  If a Filing Party decides to abandon or to allow to lapse any of the Patent Rights covering any Program Technology for which it has responsibility, it shall inform the Non-Filing Party of such decision promptly and, in any event, so as to provide the Non-Filing Party a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region.  The Non-Filing Party shall have the right to assume responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, through patent counsel or agents of its choice, which shall be at the Non-Filing Party’s sole expense.  The Non-Filing Party shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of such responsibility under this Section 8.1.5(a), the Filing Party shall promptly deliver to the Non-Filing Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for the Non-Filing Party to assume such responsibility.

(b)           Joint Patent Rights.  If one Party decides to abandon its share of the Joint Patent Rights in any country or region (the “Abandoning Party”), it shall inform the other Party (the “Maintaining Party”) of such decision promptly.  The Maintaining Party shall have the right to assume all responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, through patent counsel of its choice, which shall be at the Maintaining Party’s sole expense.  Upon abandonment of the Abandoning Party’s share of any Joint Patent Rights under this Section 8.1.5(b), the Abandoning Party shall take all actions and execute all documents reasonably necessary for the Maintaining Party to assume such responsibility.

8.2           Legal Actions.

8.2.1        Third Party Infringement.

(a)           Notice.  In the event either Party becomes aware of (i) any possible infringement of any ARQULE Patent Rights, DS Patent Rights or Joint Patent Rights through the Development or Commercialization of a c-MET Inhibitor, or (ii) the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act for a product that includes a Licensed Product or Collaboration Compound or Backup Compound (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

(b)           DS Right to Enforce.

(i)            Enforcement of DS Background Patent Rights.  In the event that any Infringement relates to any Patent Rights covering DS Background Technology, DS shall have the sole right but not the obligation to enforce such claim.

(ii)           Enforcement of DS Program Patent Rights.  In the event that any Infringement relates to any DS Program Patent Rights, then DS shall have the first right (but not the obligation) to enforce such claim, which may include the institution of legal proceedings or other action.  DS shall keep ARQULE reasonably informed on a quarterly basis, in person or by telephone, prior to and during any such enforcement.  ARQULE shall assist DS, upon request, in taking any action to enforce any such Patent Rights and shall join in any such action if deemed to be a necessary party.  DS shall incur no liability to ARQULE as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed or unenforceable.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by DS.  If DS does not take commercially reasonable steps to abate the Infringement of such Patent Rights within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then ARQULE shall have the right and option to do so at its expense.

(c)           ARQULE Right to Enforce.

(i)            Enforcement of ARQULE Background Patent Rights.  In the event that any Infringement relates to any Patent Rights covering ARQULE Background Technology, ARQULE shall have the sole right but not the obligation to enforce such claim.

(ii)           Enforcement of ARQULE Program Patent Rights.  In the event that any Infringement relates to any ARQULE Program Patent Rights, then ARQULE shall have the first right (but not the obligation) to enforce such claim, which may include the institution of legal proceedings or other action.  ARQULE shall keep DS reasonably informed on a quarterly basis, in person or by telephone, prior to and during any such enforcement.  DS shall assist ARQULE, upon request, in taking any action to enforce any such Patent Rights and shall join in any such action if deemed to be a necessary party.  ARQULE shall incur no liability to DS as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed or unenforceable.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by ARQULE.  If ARQULE does not take commercially reasonable steps to abate the Infringement of such Patent Rights within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then DS shall have the right and option to do so at its expense.  For purposes of clarity, notwithstanding anything to the contrary herein, DS shall have no right to enforce any ARQULE Patents Rights covering Product Technology.

(d)           Joint Patent Rights.  In the event of an Infringement of a Joint Patent Right, then, the Parties shall enter into good faith discussions as to whether and how to eliminate the Infringement.  Subject to the foregoing, (i) ARQULE shall have the first right and option to eliminate such Infringement by reasonable steps, which may include the institution of legal proceedings or other action and (ii) all costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by ARQULE.  If ARQULE does not take or initiate commercially reasonable steps to eliminate the Infringement within * (*) days from any Infringement Notice (or * (*) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then DS shall have the right and option to do so at its expense.  Neither DS nor ARQULE shall admit the invalidity or unenforceability of any Joint Patent Rights or Valid Claims therein without the other Party’s prior written consent.

(e)           Representation of Either Party.  Each Party shall have the right to be represented by counsel that it selects in any legal proceedings or other action instituted under this Section 8.2.1 by the other Party.

(f)            Cooperation by the Parties.  In any action, suit or proceeding instituted under this Section 8.2.1, the Parties shall cooperate with and assist each other in all reasonable respects in the Territory.  Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.  If a Party with the right to initiate legal proceedings under this Section 8.2.1 lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

(g)           Allocation of Recoveries.  Any amounts recovered by DS pursuant to actions under Section 8.2.1(b)(ii) or 8.2.1(d), whether by settlement or judgment, shall be allocated in the following order: (i) first, to reimburse DS and ARQULE for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) second, (A) with respect to actual damages, to DS and ARQULE in the * and (B) with respect to punitive, special or consequential damages, * percent (*%) to DS and * percent (*%) to ARQULE.  Any amounts recovered by ARQULE pursuant to actions under Section 8.2.1(c)(ii) or 8.2.1(d) shall be allocated in the following order: (X) first, to reimburse ARQULE and DS for their reasonable out of pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (Y) then, 100% to ARQULE.

8.2.2        Defense of Claims.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or Sublicensee of either Party alleging the infringement of the Technology or Patent Rights of a Third Party by reason of or the

Development or Commercialization of any Licensed Product, such Party shall notify the other Party within five (5) days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted, and the JSC shall meet as soon as possible to discuss the overall strategy for defense of such matter.  Except as agreed by the JSC (subject to dispute resolution as a Unanimous Decision), (a) DS shall have the obligation to defend such action, suit or proceeding in the Territory; (b) ARQULE and/or any of its Affiliates or sublicensees shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  All expenses of such action, suit or proceeding shall be borne by DS.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.  In no event shall either Party settle or otherwise resolve any such action, suit or proceeding brought against the other Party or any of its Affiliates or sublicensees without the other Party’s prior written consent.

8.2.3        Trademark Prosecution and Registration.  DS shall be responsible for the filing, prosecution, maintenance, defense and enforcement of all Product Trademarks created during the Development and/or Commercialization at DS’s expense.  DS grants ARQULE the non-exclusive, royalty-free, non-assignable (except in connection with an assignment of this Agreement pursuant to Section 12.10), non-transferable (except in connection with an assignment of this Agreement pursuant to Section 12.10) and non-sublicensable license of the Product Trademark in USA.  All goodwill deriving from the use of the Product Trademark will accrue solely and exclusively to DS.  ARQULE shall use the Product Trademark only in accordance with reasonable standards.  In any circumstances, ARQULE may not apply or register the same or a confusingly similar trademark without prior written consent of DS.  ARQULE agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, goodwill or commercial interest related to the Product Trademark.  In all Licensed Product primary and secondary packages and labels and all marketing and promotional literature, ARQULE shall be presented and described as the Party who developed the Licensed Product, and the ARQULE name and logo shall appear in the same in size and prominence as the DS name and logo on all Licensed Product primary and secondary packages and labels and all marketing and promotional literature used in the

Territory, unless prohibited by Applicable Laws; provided, however, that if it is commercially impracticable to do so, the Parties will discuss in good faith an alternate presentation of their names and logos.

8.2.4        Trademark Infringement in USA and Kyowa’s Territory.  If, during the Term, any Third Party uses, infringes, threatens to infringe or otherwise damages the Product Trademark in the U.S. Territory or Asian Territory, each Party shall immediately notify the other.  DS shall have the right, but not the obligation, to take all reasonable steps, whether by action, suit, proceeding, or otherwise to prevent further infringement of or damage to the Product Trademark in the U.S. Territory.  The Parties agree to fully cooperate with each other in the prosecution, defense and/or settlement of any such suits.

8.2.5        Domain Name for INN and Trademark.  The Parties shall collaborate to register and maintain the domain names that correspond to the International Nonproprietary Names (“INN”) of the Licensed Products and the Product Trademarks or their candidates for the Licensed Product in the Territory in order to prevent the registration of such domain names by Third Parties in bad faith.  ARQULE shall inform DS of (i) the first to the third INN candidates for registering the related domain name considering the priority of INN candidates, and (ii) the INN selected by WHO, so that DS may register the corresponding domain names in timely and efficient manner.

9.             TERM AND TERMINATION

9.1           Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 9.2, until (a) such time as DS is no longer Developing at least * (*) Licensed Product or (b) if, as of the time DS is no longer Developing at least * (*) Licensed Product, DS is Commercializing a Licensed Product, such time as all Royalty Terms for all Licensed Products have ended, whichever is later (the “Term”).  Upon the expiration of this Agreement as set forth in this Section 9.1, the license rights granted hereunder shall be converted to perpetual and fully paid-up licenses.

9.2           Termination.  Subject to Section 12.1(d), this Agreement may be terminated by either Party as follows:

9.2.1        Unilateral Right to Terminate Agreement.

(a)           DS Rights to Terminate.  DS may terminate this Agreement, (A) at any time prior to the Initiation of Phase 3 Clinical Trials with respect to a Licensed Product on not less than ninety (90) days’ prior written notice to ARQULE and (B) at any time on and after the Initiation of Phase 3 Clinical Trials with respect to a Licensed Product on not less than one hundred eighty (180) days’ prior written notice to ARQULE.

(b)           ARQULE Right to Terminate.  Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application with ARQULE Patent Rights is pending or a patent within ARQULE Patent Rights is issued, ARQULE may terminate this Agreement immediately upon written notice to DS in the event that DS or any of its Affiliates Challenges any ARQULE Patent Right or assists a Third Party in initiating a Challenge of any ARQULE Patent Right.

9.2.2        Termination for Breach.  Except as set forth herein, either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of any obligation under this Agreement that remains uncured * (*) days (* (*) days in the event that the breach is a failure of either Party to make any payment required hereunder) after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured.

9.2.3        Termination for Insolvency.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within * (*) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.  In connection therewith, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code.

9.3           Consequences of Termination of Agreement.  In the event of the termination of this Agreement pursuant to Section 9.2, the following provisions shall apply, as applicable.

9.3.1        Termination by ARQULE under 9.2.1(b), 9.2.2 or 9.2.3 or by DS under Section 9.2.1(a).  If this Agreement is terminated by DS pursuant to Section 9.2.1(a) or by ARQULE pursuant to Section 9.2.1(b), 9.2.2 or 9.2.3:

(a)           all licenses and rights granted to DS, including without limitation, all licenses granted to DS under Article 6, shall immediately terminate and ARQULE shall no longer be subject to any obligations under Section 6.4.1;

(b)           DS shall continue to be subject to the obligations set forth in Section 6.4.2 for one (1) year following such termination;

(c)           each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder;

(d)           with respect to a termination of this Agreement by DS pursuant to Section 9.2.1(a) only, from the period commencing on the date that ARQULE receives the notice described in Section 9.2.1(a), DS shall (i) relinquish its right to representation on any Committee that is formed under this Agreement and (ii) all decisions that were designated as DS Decisions, Joint Decisions and Unanimous Decisions shall be made solely by ARQULE;

(e)           upon request of ARQULE, DS shall promptly, and in any event within sixty (60) days after ARQULE’s request (which request may specify any or all of the actions in clauses (i) through (xii);

(i)            assign to ARQULE, free of charge, the ownership of all Product Trademarks applicable to Licensed Products; provided that after such assignment ARQULE shall assume all responsibility for maintaining such Product Trademarks, and if

ARQULE does not request such assignment, DS may terminate or withdraw from registration, all such Product Trademarks.

(ii)           assign to ARQULE, free of charge, or at DS’s choice, grant ARQULE an exclusive, worldwide, royalty-free license, with the unrestricted right to sublicense, under all DS Patent Rights and DS Technology specific to the Collaboration Compounds and Licensed Products and a non-exclusive worldwide, royalty-free license, with the unrestricted right to sublicense, under all other DS Patent Rights and DS Technology necessary or useful for ARQULE to Develop and Commercialize the Licensed Products.

(iii)          transfer to ARQULE all of its right, title and interest in all Regulatory Filings, Drug Approval Applications and Regulatory Approvals then in its name applicable to Licensed Products, if any, and all Confidential Information Controlled by it as of the date of termination relied on by such Regulatory Filings, Drug Approval Applications and Regulatory Approvals;

(iv)          notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer;

(v)           provide ARQULE with copies all correspondence between DS and such Regulatory Authorities relating to such Regulatory Filings, Drug Approval Applications and Regulatory Approvals;

(vi)          assign (or cause its Affiliates to assign) to ARQULE all agreements with any Third Party with respect to Manufacture of Collaboration Compounds and Licensed Products or the conduct of Clinical Trials for the Licensed Products,  including, without limitation, agreements with contract research organizations, clinical sites and investigators, unless expressly prohibited by any such agreement (in which case DS shall cooperate with ARQULE in all reasonable respects to secure the consent of such Third Party to such assignment);

(vii)         cooperate with ARQULE, cause its Affiliates to cooperate with ARQULE and use Commercially Reasonable Efforts to require any Third Party with which DS has an agreement with respect to the conduct of Clinical Trials for Licensed Products or the

Manufacture of Licensed Products (including, without limitation, agreements with contract manufacturing organizations, contract research organizations, clinical sites and investigators), to cooperate with ARQULE in order to accomplish the transfer to ARQULE of similar rights as held by DS under its agreements with such Third Parties;

(viii)        provide ARQULE at cost with all supplies of Collaboration Compounds and Licensed Products in the possession of DS or any Affiliate or contractor of DS;

(ix)           provide ARQULE with copies of all reports and data generated or obtained by DS or its Affiliates pursuant to this Agreement that relate to any Licensed Product that have not previously been provided to ARQULE;

(x)            grant to ARQULE the right to use and disclose in connection with the Development and Commercialization of Licensed Products all DS Confidential Information Controlled by DS that is necessary or useful for the Development and Commercialization of Licensed Products, and agree that all such DS Confidential Information shall be subject to clause (i) of the second sentence of Section 5.1.1 as if it were ARQULE Confidential Information but shall not be subject to clause (ii) of the second sentence of Section 5.1.1;

(xi)           if DS has Manufactured, is Manufacturing or is having manufactured such Licensed Product or any intermediate of such Licensed Product as of the date of termination, (A) transfer copies of all documents and materials Controlled by DS and embodying DS Technology and/or DS Patent Rights that are at the time of such termination being used by DS or its Third Party manufacturers to Manufacture a Collaboration Compound or Licensed Product, including but not limited to all suppliers, analytical methods, quality standards, specifications, commercial API formula, process chemistry, Manufacturing process descriptions, process flows, cycle times, process parameters, process equipment type and sizes, cleaning methods, commercial API samples, master safety data sheets, and stability reports (the “DS Manufacturing Know-How”) solely to enable the Manufacture of a Collaboration Compound or Licensed Product by ARQULE, its Affiliates or any Third Party manufacturer of ARQULE; (B) promptly make available to ARQULE or any such Third Party manufacturer a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance in the transfer of DS Manufacturing Know-How to ARQULE at ARQULE’s reasonable expense to reimburse DS for the time expended by DS personnel; (C) cooperate with ARQULE, cause its Affiliates to cooperate with ARQULE and use Commercially Reasonable Efforts to require its Third Party manufacturers of a Collaboration Compound or Licensed Product to cooperate with ARQULE in order to accomplish the transfer to ARQULE of similar rights as held by DS under its Third Party manufacturer agreements; and (D) supply ARQULE with its requirements of such Collaboration Compound or Licensed Product for up to * (*) months following such termination at a transfer price equal to (1) DS’s Manufacturing Cost thereof for the first * (*) months and (2) DS’s Manufacturing Cost thereof, plus * percent (*%) for the second * (*) month period; and

(xii)          enter into negotiations with ARQULE and agree upon and implement a plan for the orderly transition of Development and Commercialization from DS to ARQULE in a manner consistent with Applicable Laws and standards of ethical conduct of human Clinical Trials, including without limitation, the transfer of the global safety data to ARQULE, and will seek to replace all DS personnel engaged in any Development or Commercialization activities, in each case, as promptly as practicable.

(f)            ARQULE shall reimburse DS for its actual out-of-pocket costs of complying with Section 9.3.1(e)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), up to a total of * dollars (US $*).

9.3.2        Termination by DS.  If this Agreement is terminated by DS pursuant to Section 9.2.2 or 9.2.3:

(a)           all licenses granted by ARQULE to DS pursuant to Section 6.1.1 (including any additional licenses required to Manufacture API), shall survive the termination in each case subject to DS’s continued payment of all milestone, royalty and other payments under and in accordance with this Agreement with respect thereto;

(b)           all licenses granted by DS to ARQULE pursuant to Section 6.1.2(a) and 6.1.2(b) shall continue, provided, that, the Parties shall negotiate, in good faith, the terms of payment to DS by ARQULE for any such licenses, and in the case of termination by DS pursuant to Section 9.2.2, ARQULE shall continue to be subject to the obligations set forth in Section 6.4.1 for one (1) year following such termination; and

(c)           each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

9.4           Surviving Provisions.  Termination or expiration of this Agreement for any reason shall be without prejudice to:

(a)           survival of rights specifically stated in this Agreement to survive, including without limitation as set forth in Section 9.3;

(b)           the rights and obligations of the Parties provided in Articles 1, 5, 7, 8 (with respect to Joint Patent Rights and DS Patent Rights licensed to ARQULE pursuant to Section 9.3.1(e)(ii)), 10, 11 and 12 and Sections 3.10.4(b), 6.3, 9.3 and 9.4 shall survive such termination except as provided in this Article 9;

(c)           the obligations of either Party that have accrued prior to termination or expiration, including, without limitation, any milestone, royalty relating to a date or period prior to termination or expiration; and

(d)           any other rights or remedies provided at law or equity which either Party may otherwise have.

10.          REPRESENTATIONS AND WARRANTIES

10.1         Mutual Representations and Warranties.  ARQULE and DS each represents and warrants to the other, as of the Effective Date, as follows:

10.1.1      Organization.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

10.1.2      Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

10.1.3      Binding Agreement.  This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

10.1.4      No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2         Additional Representations of ARQULE.  ARQULE represents and warrants to DS as follows:

10.2.1      Licensed Technology.  All Licensed Technology existing as of the Effective Date is Controlled by ARQULE.

10.2.2      Licensed Patent Rights.  To the actual knowledge of the Chief Executive Officer, the President, any Vice President or ARQULE’s internal patent counsel, as of the Effective Date, except as previously disclosed to DS, (i) no Third Party has initiated, or threatened in writing to initiate, any litigation against ARQULE or its Affiliates, including, without limitation, by initiating any declaratory judgment lawsuit, or by sending a cease-and-desist letter, alleging that the Licensed Patent Rights are invalid or unenforceable or that the use of the Licensed Patent Rights or Licensed Technology as contemplated by this Agreement infringes the Patent Rights of such Third Party and (ii) the Licensed Patent Rights listed on Schedule 2 are not invalid or unenforceable.

10.3         Covenants of DS Relating to Existing License Agreement.

(a)           DS acknowledges receipt from ARQULE of a copy of the Existing License Agreement, with all financial information redacted.  As used in this Section 10.3, “Licensed Product,” “Back-Up Compound,” “Cancer Field,” “Regulatory Approval,” “Regulatory Activities,” “API,” “ARQULE Trademarks” and “Additional Field” shall have the meanings set forth in the Existing License Agreement.

(b)           DS acknowledges that DS is an “Other Licensee” within the meaning of the Existing License Agreement and that ARQULE has certain obligations and commitments under the Existing License Agreement with respect to Technology, Patent Rights and trademarks of an Other Licensee relating to Licensed Products.  DS agrees that ARQULE shall have the right to honor such obligations and fulfill such commitments, and that honoring such obligations and fulfilling such commitments shall not be a breach of this Agreement, notwithstanding anything to the contrary herein.  Such obligations and commitments include, without limitation:  (i) the rights of Kyowa with respect to ARQULE Trademarks set forth in Section 2.1.4 of the Existing License Agreement, (ii) the obligations of ARQULE and the rights of Kyowa with respect to Back-Up Compounds set forth in Section 3.7 of the Existing License Agreement, and (iii) the obligations of ARQULE and rights of Kyowa with respect to Indications in the Additional Field set forth in Section 3.8 of the Existing License Agreement.

(c)           Subject to reciprocal rights to DS as set forth in Section 3.1.4(b), DS hereby (i) agrees that DS shall provide to ARQULE, and that ARQULE shall have the right to provide to Kyowa, copies of any NDA or equivalent Drug Approval Application filed by DS with the FDA or the EMEA in the Cancer Field, and grants to Kyowa the right to access, reference, use and incorporate any such NDA consistent with the terms of the Existing License Agreement; (ii) agrees that DS shall provide to ARQULE, and that ARQULE shall have the right to provide to Kyowa, copies of any additional information or data with respect to Licensed Product generated by, or on behalf of, DS and owned or otherwise controlled by DS and necessary or useful for Kyowa to obtain any Regulatory Approvals or perform such other Regulatory Activities under the Existing License Agreement, or as is otherwise reasonably requested in writing by Kyowa; (iii) agrees that DS shall, at the request of ARQULE, attend regular meetings with Kyowa and ARQULE to discuss development and sales strategy with respect to Licensed Products; (iv) agrees to either grant a royalty-free license to ARQULE or

Kyowa, in which case ARQULE or Kyowa shall pay or reimburse all maintenance fees in the Asian Territory, or at DS’s choice permit ARQULE to obtain, or to grant to Kyowa the right to obtain, at ARQULE’s or Kyowa’s own expense, registration in the Asian Territory of any Product Trademark used by DS in the Territory that does not incorporate the name or logo of DS and (v) grants to ARQULE an exclusive, royalty-free, fully paid-up, perpetual, irrevocable license, with the right to grant a sublicense to Kyowa, under DS Technology and DS Patent Rights and DS’s interest in Joint Technology and Joint Patent Rights to import and use Collaboration Compounds solely for use in Licensed Products and/or to develop, use, distribute for sale, offer for sale, sell, import and export Licensed Products in the Cancer Field, and the Additional Field if applicable under the Existing License Agreement, in the Asian Territory.

11.          INDEMNIFICATION

11.1         Indemnification of ARQULE by DS.  DS shall indemnify, defend and hold harmless ARQULE, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “ARQULE Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon ARQULE Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including, without limitation, personal injury and product liability claims (collectively, “Claims”), arising out of the Development of any Collaboration Compound or Licensed Product or the Commercialization (including, without limitation, the production, manufacture, promotion, import, sale or use by any Person) of any Licensed Product by DS or any of its Affiliates, Sublicensees, distributors or agents, and the Co-Commercialization of any Co-Commercialized Licensed Product by DS or any of its Affiliates, Sublicensees, distributors or agents, except with respect to any Claim or Losses that result from a breach of this Agreement by, or the gross negligence or willful misconduct of, ARQULE.

11.2         Indemnification of DS by ARQULE.  ARQULE shall indemnify, defend and hold harmless DS, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “DS Indemnitees”), against all Losses incurred by or imposed upon DS Indemnitees, or any of them, as a direct result of Claims arising out of the Co-Commercialization by ARQULE or any of its Affiliates, sublicensees, distributors or agents of any Co-Commercialized Licensed Product, except with respect to any Claim or Losses that result from a breach of this Agreement by, or the gross negligence or willful misconduct of, DS.

11.3         Conditions to Indemnification.  A Person seeking recovery under this Article 11 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from which indemnification is sought (the “Indemnifying Party”); provided, that, the Indemnifying Party is not contesting its obligation under this Article 11, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; provided, that, the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

11.4         Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11.5         No Warranty of Success.  Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Development Program will yield a Licensed Product or otherwise be successful or meet its goals, time lines or budgets, or (b) the outcome of the Development Program will be commercially exploitable in any respect.

11.6         Limited Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, AND EXCEPT WITH RESPECT TO EITHER PARTY’S OBLIGATIONS UNDER SECTION 11.1 AND 11.2 FOR INDEMNIFICATION PAYMENTS WITH RESPECT TO LOSSES PAID TO THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

12.          MISCELLANEOUS

12.1         Arbitration.  Any dispute, controversy or claim arising between the Parties with respect to this Agreement, including any dispute, controversy or claim relating to any Joint Decision (each, a “Dispute”), shall be resolved by binding arbitration before a panel of three (3) arbitrators in accordance with the rules of the AAA in effect at the time the proceeding is initiated.  In any such arbitration, the following procedures shall apply:

(a)           The panel will be comprised of one arbitrator chosen by DS, one by ARQULE and the third by the two so chosen.  If either, or both, of DS or ARQULE fails to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise.  The place of arbitration shall be Boston, Massachusetts.

(b)           Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved.  Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Dispute pursuant to this Section 12.1.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration; provided, that, the non-prevailing Party shall pay the costs and expenses incurred by the prevailing Party in connection with any such arbitration, including reasonable attorneys’ fees and costs.  The Parties acknowledge that while Section 12.3 shall apply to any such Dispute, it is the intention of the Parties not to use the discovery rules of the Commonwealth of Massachusetts in connection with any such Dispute.

(c)           Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties.  In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable Massachusetts statute of limitations.

(d)           In the event of a Dispute involving the alleged breach of this Agreement (including, without limitation, whether a Party has satisfied its diligence obligations hereunder), (i) neither Party may terminate this Agreement under Section 9.2.2 until resolution of the Dispute pursuant to this Section 12.1 and (ii) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this Agreement in accordance with Section 9.2.2.

(e)           Any disputed performance or suspended performance pending the resolution of a Dispute that the arbitrators determine to be required to be performed by a Party shall be completed within a reasonable time period following the final decision of the arbitrators.

(f)            The decision of the arbitrators shall be the sole, exclusive and binding remedy between the Parties regarding the determination of all Disputes presented.  Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.

12.2         Notices.  All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to DS:	If to ARQULE:

Daiichi Sankyo Co., Ltd.	ArQule, Inc.
3-5-1, Nihonbashi Honcho, Chuo-ku	19 Presidential Way
Tokyo 103-8426, Japan	Woburn, MA 01801, U.S.A.
Tel: +81-3-6225-1008	Tel: (781) 994-0300
Fax: +81-3-6225-1903	Fax: (781) 376-6019
Attention: Vice President, Licensing	Attention: General Counsel
Attention Vice President, Business Development

With a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111, U.S.A.
Attention: Jeffrey Wiesen, Esq.
Tel: (617) 542-6000
Fax: (617) 542-2241

In addition, all notices to any Committee shall be sent to each Party’s designated members of such committees at such Party’s address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 12.2.

Except as otherwise expressly provided in this Agreement or mutually agreed in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) Business Days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Parties at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 12.2.

12.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (U.S.A.), without regard to the application of principles of conflicts of law.

12.4         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.5         Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.6         Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

12.7         Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.8         No Third Party Beneficiaries.  Except as set forth in Sections 11.1 and 11.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.

12.9         Purposes and Scope.  The Parties hereto understand and agree that this Collaboration is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

12.10       Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (i) in whole or in part, to any of its Affiliates, or (ii) to any purchaser of all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

12.11       Force Majeure.  Neither DS nor ARQULE shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure.  In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.12       Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.  In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”.

12.13       Integration; Severability.  This Agreement is the entire agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter.  Notwithstanding the foregoing, this Agreement shall not supersede the Confidential Disclosure Agreement dated August 11, 2008 (the “Prior CDA”) between ARQULE and DS, which shall continue to be in full force and effect in accordance with its terms and conditions.  All disclosures and information from ARQULE to DS prior to the Effective Date shall be governed by the Prior CDA, and all disclosures and information from

ARQULE to DS after the Effective Date shall be governed by this Agreement.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

12.14       Further Assurances.  Each of ARQULE and DS agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

12.15       Effective Date.  The Effective Date shall not occur until such time as the waiting period under the HSR Act shall have expired or earlier been terminated; provided, that, (a) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (b) no requirements or conditions shall have been imposed in connection therewith that are not otherwise reasonably satisfactory to the Parties (collectively, the “HSR Conditions”).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ARQULE, INC.

By:	/s/ Paolo Pucci

Name:	Paolo Pucci

Title:	Chief Executive Officer

DAIICHI SANKYO CO., LTD.

By:	/s/ Takashi Shoda

Name:	Takashi Shoda

Title:	President and Chief Executive Officer

SCHEDULE 1

DESCRIPTION OF ARQ 197

ARQ 197 is a totally synthetic small molecule having a *.

Chemical Name:	*
Molecular Weight:	*
Molecular Formula:	*

1-1

SCHEDULE 2

ARQULE PATENT RIGHTS

Country/Code	Application Number	Filed	Publication Number	Publication Date
*	*	*
*	*	*	*	*
*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*
*	*	*	*	*
*	*	*
*	*	*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*	*	*
*	*	*	*	*

2-1

SCHEDULE 3

MATERIAL TERMS TO BE INCLUDED IN

CO-COMMERCIALIZATION AGREEMENT

The Co-Commercialization Agreement to be negotiated by the Parties shall contain the following material terms in addition to the provisions set forth in Section 3.12.1(c)(i) of the LICENSE, CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT.  Capitalized terms used in this Schedule 3 and not otherwise defined have the meanings given to them in the Agreement.

1.             Co-Commercialization Rights.

(a)           All Detailing calls shall be made in such markets as the USJMC reasonably considers to be appropriate for the successful Commercialization of Co-Commercialized Products based on objective, quantifiable information and market research data with the objectives of allocating to each of ARQULE and DS target audience and accounts from which each such Party will have the opportunity to attain its Detailing target.  The Parties recognize that it may be necessary from time to time to reassign individual accounts and/or target audience between the Parties and the USJMC shall be entitled to review the allocation of accounts as it reasonably determines to be appropriate.

(b)           Each Party shall use Commercially Reasonable Efforts to execute its responsibilities under each Co-Commercialization Plan, consistent with the applicable budget and in accordance with all Applicable Laws, and to cooperate diligently with each other in carrying out such Co-Commercialization Plan.

(c)           Except as otherwise specified in the Agreement or the Co-Commercialization Agreement, all decisions of the USJMC regarding the Co-Commercialization of Co-Commercialized Products (including, without limitation, managed care strategy) shall, if referred to the JSC for resolution of disagreements, be DS Decisions.

3-1

2.             Integrated Sales Force.

(a)           ARQULE and DS shall use an integrated sales force to Detail each Co-Commercialized Product.  ArQule shall provide a sales force (secondary sales force) as set forth in Section 3.12(c)(i).  The ARQULE salesforce shall be deployed in overlap in high potential territories (as identified by ZS mapping) already covered by DS sales force (primary sales force).  The aggregate number of PDE’s for the primary and secondary sales force as well as the respective deployment will be determined by the USJMC and established pursuant to the Co-Commercialization Plan.

(b)           Each Party shall be responsible for ensuring that its sales personnel Detail each Co-Commercialized Product in a manner consistent with the Co-Commercialization Plan and/or the decisions of the USJMC.  In performing their respective Detailing obligations hereunder, each of the Parties agrees to (i) use sales personnel with an experience profile appropriate for the target audience and Detailing role as described in the Co-Commercialization Plan and (ii) in addition to DS providing the infrastructure contained in Section 8(c), provide its own sales management organization and infrastructure for its sales personnel.  All ARQULE sales personnel will be recruited by ARQULE at ARQULE’s sole expense, and all DS representatives will be recruited by DS at DS’s sole expense.

(c)           Each Party shall provide Scientific Affairs Liaisons (“SALs”), in proportion to the number of sales personnel provided by them.  DS will manage the SALs, develop the training program for SALs and train the SALs at DS’s expense.

(d)           The Parties will strive to establish a transparent and compatible sales reporting system for Co-Commercialized Products to facilitate call planning and sales personnel activities, and all costs related to such integration shall be borne by DS.

3.             Co-Commercialization Plan.

(a)           Preparation of Annual Co-Commercialization Plan.  The USJMC will prepare and amend the Co-Commercialization Plan (including the related budget) and update the Co-Commercialization Plan (and related budget) as set forth in the Agreement.

(b)           Reporting.  DS shall provide an update on the performance of the Co-Commercialization Plan to the USJMC no less frequently than quarterly.

3-2

(c)           Detail Audit Rights.  Each of DS and ARQULE shall maintain written records of Details performed for a period of * (*) years from the date of performance.  Each Party shall have the right to inspect such records of the other Party to verify Detailing reports provided to the USJMC under the Co-Commercialization Agreement.  Each Audited Party shall make its records available for inspection by appropriate representatives of the Auditing Party during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Auditing Party, solely to verify the accuracy of such statements.  Such inspection right shall not be exercised more than once in any Calendar Year.  All information concerning such statements, and all information learned in the course of any audit or inspection, shall be Confidential Information of the Audited Party.  The Auditing Party shall pay the costs of such inspections, except that in the event there is any downward adjustment in the number of Details shown by such inspection of more than * percent (*%) of the number of Details reported in such statement, the Audited Party shall pay the costs of such inspection.

4.             Control Over Marketing, Advertising and Detailing.

(a)           DS shall be responsible for the creation, preparation, production and reproduction of all marketing or promotional materials, as approved by the USJMC pursuant to procedures and timelines to be mutually agreed upon, consistent with the Co-Commercialization Plan. Whenever marketing or promotional materials are presented and described to the medical community (including, for example, the physician, pharmacy, governmental, reimbursement and hospital sectors), the Parties will be presented and described as joining in the promotion of the Co-Commercialization Product in the United States.  All marketing or promotional materials will state this arrangement and will display the names and logos of the Parties with equal prominence, as and to the extent permitted by Applicable Laws.

(b)           Neither Party shall engage in any advertising or use any label, package, literature or other written material in connection with a Co-Commercialized Product in the Co-Commercialization Territory, unless the specific form and content thereof is approved by the USJMC.

(c)           General public relations materials of either Party need not be approved by the USJMC, but all representations and statements pertaining to Co-Commercialized Products

3-3

that appear in general public relations materials of ARQULE or DS and include subject matter not previously approved by the USJMC shall be subject to the approval of the USJMC.

(d)           Each Party shall annually certify to the other Party that its field sales force (including persons responsible for managing the field sales force) is properly trained with respect to both C-Commercialized Product information and compliance with Applicable Laws.

5.             Sales Efforts in the U.S. Territory.  As part of each Co-Commercialization Plan for the U.S. Territory, the USJMC shall determine the targeted level of sales of the applicable Co-Commercialized Product for the target audience for the Calendar Year covered by such Co-Commercialization Plan. The Co-Commercialization Plan shall include the number of Details and the allocation between the Parties of such Details to the defined target audience.  The Co-Commercialization Plan shall also establish a minimum and maximum number of total Details by position (i.e., first or second position) to be conducted by the Parties each year for the Co-Commercialized Product. During the launch period for a Product for an Indication, a majority of Details will be in the first position.  The Co-Commercialized Product shall be included in each Party’s respective sales incentive bonus program for the corresponding sales representatives, with specified links to sales performance.  The Parties shall allocate physicians in the Co-Promotion target audience in an unbiased manner based on objective, quantifiable information and market research data with the objectives of allocating to each Party those physicians in the Co-Promotion target audience with the appropriate Detailing frequency to optimize the penetration of such Co-Commercialized Product and achieve such Co-Promotion’s sales target.  The Parties recognize that it may be necessary from time to time to reassign individual medical professionals in the target audience to optimize the targeted market opportunity, and, as a result, the USJMC shall be entitled to review the allocation of medical professionals in the target audience as it reasonably determines to be appropriate.  Neither Party may utilize Third Party contracted sales representatives without the express written consent of the other Party.  Such consent shall not be unreasonably withheld and shall be deemed given if not expressly denied in writing within fifteen (15) days of a request for such consent.

6.             Performance Criteria/Detailing Shortfall.  The Parties shall agree on criteria for measuring each Party’s performance under the Co- Commercialization Agreement.

3-4

7.             Training Program.  DS shall (a) develop a training program for the promotion of all Co-Commercialized Products in the U.S. Territory and (b) train all sales personnel of both Parties to be used for the Co-Commercialization of Co-Commercialized Products in the U.S. Territory prior to commencement of Detailing.  The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy and all such training shall be carried out at a time that is mutually acceptable to ARQULE and DS.  No sales personnel of either Party may Detail a Co- Commercialized Product unless such person successfully completes the training program described in this Section 7.  The costs of such training programs (including, without limitation, the out-of-pocket costs of the development, production, printing of such training materials) shall be borne by DS.

8.             Co-Promotion Mechanism.

(a)           Sales.  All sales of Co-Commercialized Products in the U.S. Territory shall be booked by DS.  If, during the term of the Co-Promotion Agreement, ARQULE receives orders from customers for a Co-Commercialized Product, it shall refer such orders to DS.

(b)           Processing of Orders for Co-Commercialized Products.

(i)            DS shall have sole responsibility for arranging for the distribution and warehousing of Co-Commercialized Products and for all billing and collections for Co-Commercialized Products.

(ii)           All orders for Co-Commercialized Products received and accepted by DS during the term of the Co-Promotion Agreement shall be executed by DS in a reasonably timely manner consistent with the general practices applied by it in executing orders for other pharmaceutical products sold by it or its Affiliates.

(iii)          DS shall have the discretion to reject any order received by it for a Co-Commercialized Product; provided, however, that DS shall not reject such orders on an arbitrary basis, but only with reasonable justification and consistent with the general policies applied by it with respect to orders for other pharmaceutical products sold by it or its Affiliates.

(iv)          DS shall comply with all Applicable Laws in selling any Co-Commercialized Product.

3-5

(c)           DS shall supply the following functions in relation to the Co-Commercialization of Co-Commercialized Product (i) customer operations/service; (ii) production forecasting and inventory control; (iii) strategic contracting (rebates, Medicaid, Medicare, contract analysis); (iv) managed care internal management (including managed care account managers), (v) managed care external distribution, (vi) sales operations/services, (vii) freight, (viii) accounts payable, (ix) credit and collections, (x) state and federal government affairs representatives, (xi) reimbursement of Medicare and Medicaid expenses and (xii) operation of a vendor hotline.

9.             Regulatory Matters.

(a)           DS shall furnish ARQULE with efficacy and safety information reasonably requested by ARQULE to assist ARQULE in promoting the Co-Commercialized Product in the United States, including without limitation relevant clinical and safety data included in the NDA for the Co-Commercialized Product and additional information, if any, related to the efficacy and safety profile of the Co-Commercialized Product.

(b)           DS and ARQULE will have joint responsibility for and will make all decisions with respect to any recall, market withdrawal, or any other corrective action related to the Co-Commercialized Product in the United States.  DS will notify and consult with ARQULE prior to implementation of any such actions that are reasonably likely to result in a material adverse effect on the marketability of the Co-Commercialized Product in the United States and shall consider in good faith any comments ARQULE may have with respect to such implementation.  DS and ARQULE will be jointly responsible for interactions with the FDA or other Regulatory Authorities with regard to such corrective action.

(c)           In accordance with Section 3.10.4(b), the parties shall exercise Commercially Reasonable Efforts to execute a mutually satisfactory pharmacovigilance agreement for the Territory (the “Pharmacovigilance Agreement”) at least ninety (90) days prior to the date of Commercialization Regulatory Approval in the United States.  The Pharmacovigilance Agreement shall provide for, but not be limited to, the exchange of (i) drug safety information; (ii) Co-Commercialized Product defect information; (iii) reporting data regarding lack of efficacy; (iv) International Conference on Harmonisation (ICH) seven (7) and fifteen (15) day reports; (v) the creation and maintenance of a Master Drug Safety Database; (vi)

3-6

evaluations derived from drug safety data; and (vii) such other information and data as may be reasonably agreed upon by the parties.  DS will be solely responsible for submitting, recording and storing all data to the FDA and other appropriate regulatory authorities.

(d)           DS will be solely responsible for submitting, recording and storing all FDA 2253 submissions.

10.           Miscellaneous.  Other customary terms, including confidentiality, indemnification and termination.

3-7